   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           KOS PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            FLORIDA                           2834                          65-0670898
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                                                          DANIEL M. BELL
       1001 BRICKELL BAY DRIVE                        1001 BRICKELL BAY DRIVE
             25TH FLOOR                                     25TH FLOOR
           MIAMI, FL 33131                                MIAMI, FL 33131
            305-577-3464                                   305-577-3464
    (Address, including zip code,                  (Address, including zip code,
and telephone number, including area              and telephone number, including
code, of registrant's principal executive         area code, of agent for service)
            offices)

                             ---------------------
                                   COPIES TO:

    STEVEN SONBERG, ESQ.                          BRUCE K. DALLAS, ESQ.
    HOLLAND & KNIGHT LLP                          DAVIS POLK & WARDWELL
 701 BRICKELL AVENUE, SUITE 3000                  450 LEXINGTON AVENUE
      MIAMI, FL 33131                              NEW YORK, NY 10017
        305-374-8500                                  212-450-4000
TELECOPIER NO. 305-789-7799                   TELECOPIER NO. 212-450-4800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                        PROPOSED             PROPOSED
                                     AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
     TITLE OF SECURITIES              TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
       TO BE REGISTERED            REGISTERED           PER SHARE         OFFERING PRICE           FEE(1)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.......................      3,680,000            $36.625           $134,780,000            $40,843
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported on the Nasdaq National Market on September 9, 1997, of $36.625.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Dated September 11, 1997

                                3,200,000 Shares

                                   [KOS LOGO]

                           KOS PHARMACEUTICALS, INC.

                                  Common Stock
                            ------------------------

     Of the 3,200,000 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Kos Pharmaceuticals, Inc. ("Kos" or the "Company") offered hereby (the "Offering"), 1,000,000 shares are being offered by the Company and 2,200,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders" and "Underwriting."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "KOSP." On September 10, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $36.25 per share. See "Price Range of Common Stock".
                            ------------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================================
                                                        Underwriting
                                   Price               Discounts and            Proceeds to         Proceeds to Selling
                                 to Public             Commissions(1)            Company(2)           Shareholders(2)
-------------------------------------------------------------------------------------------------------------------------
Per Share................            $                       $                       $                       $
Total(3).................            $                       $                       $                       $
==================================================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
    See "Underwriting."
(2) Before deducting expenses of the offering of approximately $         , of
    which $         is payable by the Company and an aggregate of $         is
    payable by the Selling Shareholders.
(3) The Selling Shareholders have granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase 480,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, and
    Proceeds to Selling Shareholders will be $         , $         , $
    and $         , respectively.

                            ------------------------

     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the
offices of Cowen & Company, New York, New York on or about             , 1997.
                            ------------------------

COWEN & COMPANY
              DONALDSON, LUFKIN & JENRETTE
                  SECURITIES CORPORATION
                            SALOMON BROTHERS INC
                                        SBC WARBURG DILLON READ INC.

            , 1997

   [Picture of Niaspan titration Starter Pack, to include bottle and creative trademark/artwork.]

Niaspan(R) is a registered trademark of the Company.

Once-A-Night(TM) is a trademark for the Company's once-a-day at bedtime dosing regimen.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus, including "risk factors" herein. Except as otherwise noted, all information in this Prospectus assumes conversion of the Convertible Note (as defined below) and no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Kos Pharmaceuticals, Inc. ("Kos", pronounced Kos, or the "Company") is a fully integrated specialty pharmaceutical company engaged in developing and commercializing proprietary prescription pharmaceutical products, primarily for the treatment of certain chronic cardiovascular and respiratory diseases. The Company developed and is currently manufacturing and marketing its lead product, Niaspan. The Company intends also to manufacture its products under development and to market such products directly through its own specialty sales force. The Company's cardiovascular products under development consist of controlled-release, once-a-day, oral dosage formulations. The Company's respiratory products under development consist of aerosolized inhalation formulations to be used primarily with the Company's proprietary inhalation devices.

     On July 28, 1997, Kos received clearance from the U.S. Food and Drug Administration ("FDA") to market Niaspan. Niaspan is the first once-a-day formulation of niacin approved by the FDA for the treatment of mixed lipid disorders, which are primary risk factors for coronary heart disease ("CHD"). In addition, Niaspan is the only patient-friendly lipid-altering product that moves all of the major lipid components in the proper direction. Niaspan has been approved for the following indications: (i) to reduce elevated total cholesterol, low-density lipoprotein ("LDL") cholesterol, and apolipoprotein B;
(ii) to reduce elevated total and LDL cholesterol when used in combination with a bile-acid binding resin; (iii) to reduce very high serum triglycerides; (iv) to reduce the risk of recurrent nonfatal myocardial infarction; (v) to promote the regression or slow the progression of atherosclerosis when used in combination with a bile-acid binding resin. The Company began shipping Niaspan to wholesalers in mid-August 1997, and it began detailing Niaspan to physicians in September 1997.

     Since the mid-1980's, clinical research has revealed that abnormal levels of several lipids are atherogenic risk factors for CHD. Such lipid disorders afflict approximately 56 million adults in the United States. Niacin, the active ingredient in Niaspan, is a water soluble vitamin long recognized by the National Institutes of Health ("NIH") and the American Heart Association ("AHA") as an effective pharmacological agent for the treatment of mixed lipid disorders, including elevated LDL cholesterol, total cholesterol, and triglycerides and depressed high-density lipoprotein ("HDL") cholesterol. The Company's NDA for Niaspan was based principally on three double-blinded, placebo-controlled pivotal clinical trials and one long-term, open label safety study involving an aggregate of 633 Niaspan-treated subjects at 17 sites throughout the United States. The results of these trials produced statistically significant changes in all major lipid components without serious treatment-related adverse events. Treatment with Niaspan demonstrated a 14% to 19% reduction in LDL cholesterol, a 25% to 35% reduction in triglycerides, a 22% to 29% increase in HDL cholesterol, and a 24% to 29% reduction in lipoprotein
(a) ("Lp(a)"). Moreover, Niaspan's controlled-release formulation and Once-A-Night(TM) dosing regimen reduced the liver toxicity and intolerable side effects generally associated with currently available formulations of niacin.

     As of September 2, 1997, the Company's field sales force consisted of 94 experienced pharmaceutical sales representatives. These representatives have begun marketing Niaspan to the approximately 18,000 physicians who account for approximately 40% of the prescriptions for lipid-altering medications in the United States. Kos intends to expand its field sales force to more than 125 representatives and to use this sales force to inform the physicians as to Niaspan's safety and efficacy profile and the manner in which Niaspan achieves such profile. In 1996, the market for cholesterol reducing drugs was nearly $3.0 billion in the United States and was one of the fastest growing sectors of the cardiovascular market. The Company is seeking licensors to market Niaspan outside the United States, where sales of cholesterol reducing drugs approximated $3.0 billion in 1996.

     The Company was founded in 1988 by the former Chief Executive Officer, Chief Operating Officer, and Director of Product Development of Key Pharmaceuticals, Inc., which was acquired by Schering-Plough

Corporation in June 1986. The Company believes that substantial market opportunities exist for developing drugs that are reformulations of existing approved prescription pharmaceutical products but which offer certain safety advantages (such as reduced harmful side effects) or patient compliance advantages (such as once-a-day rather than multiple daily dosing regimens) over such products. Kos believes that developing proprietary products based on currently approved drugs, rather than new chemical entities ("NCEs"), may reduce regulatory and development risks and, in addition, may facilitate the marketing of such products because physicians are generally familiar with the safety and efficacy of such products. Six of the Company's seven products under development require new drug application ("NDA") filings with the FDA. Although such NDA filings are more expensive and time consuming, developing products that require NDA approval offers several advantages compared with generic products, including potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition.

     The Company's management has significant experience in implementing the principal elements of the Company's business strategy. These elements consist of the following: (i) select products with unrealized commercial potential where safety or patient compliance may be improved; (ii) focus initially on the large, rapidly growing cardiovascular and respiratory markets, which include many chronic diseases requiring long-term therapy; (iii) develop proprietary formulations of currently approved pharmaceutical compounds, which can reduce regulatory and development risks typically associated with the development of new chemical entities; (iv) manage directly the clinical development of its products; (v) manufacture its products internally; (vi) market its products directly through the Company's specialty sales force; and (vii) leverage its core competencies through corporate and academic alliances.

     Kos has three other once-a-day, controlled-release cardiovascular products that are currently under development: (i) Nicostatin(TM), a combination of Niaspan and a currently approved HMG CoA reductase inhibitor (or "statin") for the treatment of mixed lipid disorders; (ii) a branded generic form of isosorbide-5-mononitrate ("IS-5-MN"), a nitrate for angina; and (iii) a formulation of captopril, an angiotensin converting enzyme ("ACE") inhibitor for hypertension. In 1996, the disease segments of the cardiovascular market for which the Company is developing its products achieved aggregate sales in the United States of approximately $11.5 billion.

     Kos also is developing four respiratory products, dispensed in aerosolized metered-dose inhalation ("MDI") devices for the treatment of asthma. All four aerosol products use non-CFC propellants, which are generally regarded as environmentally safe, and all four require NDA filings. The Company's aerosol products consist of two inhaled steroids, triamcinolone and flunisolide, dispensed in a proprietary breath coordinated inhaler being developed by the Company; a beta-agonist, albuterol, dispensed in a generic MDI; and either albuterol or triamcinolone dispensed in a proprietary breath actuated inhaler being developed by the Company, principally for pediatric and geriatric uses. The market for asthma products in 1996 was $2.5 billion in the United States.

     The Company currently collaborates with third parties in the development of certain products and sponsors basic research at universities. Kos also intends to pursue the acquisition of products or drug-delivery technologies for development by Kos, particularly acquisitions or licenses for currently marketed or late-development-stage cardiovascular products that complement Niaspan for detailing by the Company's sales force.

     The Company completed an initial public offering of its Common Stock on March 12, 1997 (the "IPO"). Prior to the IPO, the Company's operations were funded entirely by Kos Investments, Inc. ("Kos Investments"), which is controlled by Michael Jaharis, one of the Company's founders and its Chairman. At September 2, 1997, the Company employed 249 people, of whom 111 were in marketing and sales, 76 were in product development, 39 were in manufacturing, and 23 were in administration.

                                  THE OFFERING

Common Stock being offered by:
  The Company.....................................  1,000,000 shares
  The Selling Shareholders........................  2,200,000 shares
Common Stock to be outstanding after this
  offering........................................  16,783,886(1)
Use of proceeds...................................  For certain operating requirements, including sales and marketing and research and development
                                                    expenses, working capital, and other general
                                                    corporate purposes, including potential
                                                    acquisitions.
Nasdaq National Market symbol.....................  KOSP

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                       (in thousands, except share data)

                                                                      YEAR ENDED JUNE 30,
                                                              ------------------------------------
                                                                 1995         1996         1997
                                                              ----------   ----------   ----------
STATEMENT OF OPERATIONS:
Revenues....................................................  $       14   $       --   $       --
Operating expenses:
  Research and development..................................       8,387       13,816       17,881
  General, selling and administrative.......................       1,614        1,772        5,522
  Expense recognized on modification of stock option
    grants(2)...............................................          --        5,436           --
                                                              ----------   ----------   ----------
Total operating expenses....................................      10,001       21,024       23,403
Interest (income) expense, net..............................       1,052          (14)        (282)
Minority interest(3)........................................           1           16           --
                                                              ----------   ----------   ----------
Net loss....................................................  $  (11,038)  $  (20,994)  $  (23,121)
                                                              ==========   ==========   ==========
Net loss per share(4).......................................  $    (0.97)  $    (1.85)  $    (1.87)
Weighted average common shares in computing net loss per
  share(4)..................................................  11,340,000   11,340,000   12,341,146

                                                                     JUNE 30, 1997
                                                              ---------------------------
                                                               ACTUAL     AS ADJUSTED(6)
                                                              --------    ---------------
BALANCE SHEET(5):
Cash and marketable securities..............................  $ 58,362       $
Working capital.............................................    39,987
Total assets................................................    65,106
Convertible Note............................................    13,395             --
Deficit accumulated during the development stage(7).........   (79,780)
Shareholders' equity........................................    44,989

---------------

(1) Excludes 3,950,000 shares of Common Stock authorized for issuance under the Company's 1996 Stock Option Plan and 325,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options. Options to acquire an aggregate of 2,749,300 shares of Common Stock at a weighted average exercise price of $9.36 per share were issued and outstanding as of September 2, 1997. Includes 961,168 shares of Common Stock issuable to Kos Investments upon the conversion of a note representing a loan made to the Company by Kos Investments (the "Convertible Note"), assuming a conversion date of October 31, 1997, and including accrued interest of $1,022,524. See "Management -- Stock Option Plan" and "Certain Relationships and Related Transactions."
(2) Reflects a non-cash charge associated with an extension of the exercise period for stock options granted during 1988 to 1990 to the Company's Chief Executive Officer and two independent consultants; no other material economic terms of these options were changed.
(3) Represents the minority shareholder's interest in Aeropharm Technology, Inc. ("Aeropharm"), the Company's aerosol subsidiary, which interest was acquired by the Company in June 1996.
(4) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net loss per share.
(5) The Company funded its operations from July 1, 1996, to the completion of the Company's IPO using the proceeds of the Convertible Note issued to Kos Investments, a company that is controlled by, and serves as an investment vehicle for, Michael Jaharis, the Company's Chairman and one of its founders. As of June 30, 1997, the Company had outstanding borrowings of $13,395,000 and $643,000 of interest under such loan. See "Use of Proceeds."
(6) Adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by
    the Company hereby, assuming a public offering price of $        per share,
    and receipt by the Company of the estimated net proceeds therefrom and conversion of the Convertible Note. See "Use of Proceeds" and "Capitalization."
(7) In connection with the transfer on June 30, 1996, of assets and liabilities from Holdings to the Company, net operating loss carry-forwards amounting to approximately $51.0 million and related tax benefits were not transferred to the Company. The Company can only utilize net operating loss carryforwards subsequent to June 30, 1996 (amounting to $22.3 million as of June 30,
    1997), to offset future taxable net income, if any. See "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any of the Common Stock offered hereby. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus.

     The Company's success depends to a significant extent on whether its lead product, Niaspan, is successfully commercialized. There can be no assurance as to the successful commercialization of Niaspan. The successful commercialization of Niaspan may be affected by various factors, certain of which are set forth below.

EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     Through the end of the Company's fiscal year ended June 30, 1997, the Company was a development stage company. To date, the Company has dedicated most of its financial resources to the development and commercialization of Niaspan, the development of other products, and general and administrative expenses. The Company expects to incur significant operating losses for at least the next six months, primarily due to continued investments in its research and development programs and for manufacturing and marketing, sales and administrative expenses associated with the launch of Niaspan. No assurance can be given that additional significant losses will not continue thereafter. The Company's ability to achieve and maintain profitability will depend, among other things, on the commercial success of Niaspan and on the Company's ability to successfully complete the development of its products, obtain regulatory approvals, establish manufacturing and sales and marketing capabilities, achieve market acceptance for its products, and maintain sufficient funds to finance its activities. As of June 30, 1997, the Company's accumulated deficit was $79.8 million. In connection with the transfer of operations from Holdings to the Company on June 30, 1996, net operating loss carryforwards amounting to approximately $51.0 million and related tax benefits remained with Holdings and were not transferred to the Company. Consequently, the Company had no tax assets or liabilities as of June 30, 1996, and can only utilize net operating loss carryforwards sustained subsequent to June 30, 1996 (amounting to $22.3 million as of June 30, 1997), to offset future taxable net income, if any. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

UNCERTAINTIES RELATED TO MARKET ACCEPTANCE OF NIASPAN AND PRODUCTS UNDER DEVELOPMENT

     The Company's ability to successfully commercialize Niaspan will depend in part on the acceptance of Niaspan by physicians and their patients. The Company believes that intolerable flushing is a principal reason why physicians generally have been reluctant to prescribe or recommend currently available formulations of niacin. Flushing episodes are often characterized by facial redness, tingling or rash. Although most patients taking Niaspan will sometimes flush, the formulation and dosing regimen for Niaspan have been designed to maximize patient acceptance and minimize the occurrence of flushing. There can be no assurance, however, that patients using Niaspan will not suffer episodes of flushing that they consider intolerable. The failure of physicians to prescribe Niaspan or the failure of patients to continue taking Niaspan due to intolerable flushing or other side effects would have a material adverse effect on the Company. The Company believes that physicians have also been reluctant to prescribe or recommend certain currently available formulations of niacin because of potential liver toxicity associated with these formulations. Although clinical trials conducted using Niaspan demonstrated that fewer than 1% of patients experienced clinically significant elevations in liver enzyme levels, there can be no assurance that patients using Niaspan in actual practice will not experience clinically significant elevations of liver enzymes or other side effects at a rate higher than those experienced in the Company's clinical trials.

     Unanticipated side effects or unfavorable publicity concerning Niaspan, any of the Company's products under development, or any other product incorporating technology similar to that used in Niaspan or the

Company's products under development could have an adverse effect on the Company's ability to obtain regulatory approvals; to achieve acceptance by prescribing physicians, managed care providers, or patients; and to commercialize its products, any of which could have a material adverse effect on the Company.

UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT

     Although the Company recently obtained clearance from the FDA to market Niaspan, there can be no assurance that the Company will be able to successfully formulate any of its other products as planned, or that the Company will be successful in demonstrating the safety and efficacy of such products in human clinical trials. These trials may be costly and time-consuming. The administration of any product the Company develops may produce undesirable side effects that could result in the interruption, delay or suspension of clinical trials, or the failure to obtain FDA or other regulatory approval for any or all targeted indications. Even if regulatory approval is secured, the Company's products under development may later produce adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. The Company may discontinue the development of any of its products under development at any time.

PATENTS AND TRADEMARKS; INTERFERENCE

     The Company's ability to commercialize any of its products under development will depend, in part, on its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. In addition, the patents for which the Company has applied relating to Niaspan and certain other of the Company's products under development are based on, among other things, the timed administration of Niaspan. If the indications treated by Niaspan and such other products under development could be treated using drugs without such timed administration, the Company's patents, if issued, would not prevent the use of such drugs for the treatment of such indications, which would have a material adverse effect on the Company. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable or that any patents will provide meaningful protection to the Company.

     In general, the U.S. patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the timed use of certain compounds to treat specified conditions. Composition-of-matter protection is not available for the active ingredient in Niaspan. The active ingredient in Niaspan, niacin, is currently sold in the United States and other markets for lipid altering and for other uses. Even in jurisdictions where the use of the active ingredient in Niaspan for lipid altering and other indications may be covered by the claims of a use patent licensed to the Company, off-label sales might occur, especially if another company markets the active ingredient at a price that is less than the price of Niaspan, thereby potentially reducing the sales of Niaspan.

     The Company has a patent application pending in the U.S. Patent and Trademark Office ("PTO") with claims covering Niaspan's method-of-use consistent with its recommended once-a-day dosing regimen. The Company has been advised by the patent examiner that certain of these claims are allowable, but none of the claims have yet been issued as a patent. The patent examiner has, however, indicated that the PTO's Board of Appeals may declare an interference between such Kos application and a method-of-use patent issued to a generic manufacturer allegedly claiming the same dosing regimen invention. On February 7, 1997, the Company and such generic manufacturer entered into a cross-licensing agreement (the "License Agreement") pursuant to which the parties agreed to resolve, as between themselves, the effects of such potential interference by granting licenses under their respective patent application and patent.

     The Company is aware that certain European and U.S. patents have been issued with claims covering products that contain certain non-CFC propellant-driven aerosol formulations. The European patents are currently subject to an opposition proceeding in Europe, and certain claims in such patents have been held invalid in the United Kingdom. Certain or all of the Company's aerosol products under development may use a formulation covered by such European or U.S. patents. In such event, the Company would be prevented from making, using or selling such products unless the Company obtains a license under such patents, which license may not be available on commercially reasonable terms, or at all, or unless such patents are determined to be invalid or unenforceable in Europe or the United States, respectively. The Company's development of products that are covered by such patents and its failure to obtain licenses under such patents in the event such patents are determined to be valid and enforceable could have an adverse effect on the Company's business.

     The patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. There can be no assurance that the patents owned and licensed by the Company, or any future patents, will prevent other companies from developing similar or therapeutically equivalent products or that others will not be issued patents that may prevent the sale of Company products or require licensing and the payment of significant fees or royalties by the Company. Furthermore, there can be no assurance that any of the Company's future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that the Company's patents or future patents will give the Company an exclusive position in the subject matter claimed by those patents. The Company may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, on terms and conditions acceptable to the Company, or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have or will devote sufficient resources to pursue such litigation. If the Company does not obtain a license under such patents, is found liable for infringement or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

     The Company also relies on trade secrets and other unpatented proprietary information in its product development activities. To the extent that the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products under development, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

     The Company engages in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements. Several legislative bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form such new laws may take. Accordingly, the effect of such potential legislative changes on the Company's intellectual property estate is uncertain.

LIMITED SALES AND MARKETING EXPERIENCE

     Although the Company markets Niaspan and intends to market its other products under development through its own specialty sales force, its marketing experience to date is limited. Moreover, substantial resources will continue to be required for the Company to promote the sale of Niaspan and its products under development. There can be no assurance that the Company will be able to devote resources to Niaspan or its other products under development sufficient to achieve market acceptance. The Company's failure to expend the resources to adequately promote Niaspan would have a material adverse effect on the Company. The

Company's failure to expend the resources to adequately promote any of its other products under development could have a material adverse effect on the Company.

COMPETITION AND TECHNOLOGICAL CHANGE

     The active ingredient in Niaspan, niacin, is available in several other formulations, most of which do not require a prescription. Although the Company believes that there are no other currently available niacin formulations that have been approved by the FDA specifically for once-a-day dosing, there can be no assurance that physicians will not prescribe or recommend some of these unapproved niacin formulations, using the Niaspan dosing regimen, to try to achieve the same results as Niaspan. Substitution of other niacin formulations for Niaspan could have a material adverse effect on the Company. Moreover, manufacturers of other niacin formulations could promote their products using the Niaspan dosing regimen and could promote the sale of their products to treat the indications for which the Company has received clearance to market Niaspan. Although such promotion would be a violation of FDA regulations, the occurrence of such practices would have a material adverse effect on the Company. Moreover, many products are commercially available for the treatment of elevated LDL cholesterol, and the manufacturers of such products have significantly greater financial resources and sales and manufacturing capabilities than the Company. There can be no assurance that Niaspan or any other product developed by the Company will be able to compete successfully with any of those products.

     Many established pharmaceutical and biotechnology companies, universities, and other research institutions with resources significantly greater than the Company's may develop products that directly compete with the Company's products. Even if the Company's products under development prove to be more effective than those developed by other entities, such other entities may be more successful in marketing their products than the Company because of greater financial resources, stronger sales and marketing efforts, and other factors. These entities may succeed in developing products that are safer, more effective or less costly than the products developed by the Company. There can be no assurance that any products developed by the Company will be able to compete successfully with any of those products.

GOVERNMENT REGULATION; NO ASSURANCES OF REGULATORY APPROVAL

     The Company's research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of its products are currently subject to extensive regulation by the FDA and may in the future be subject to foreign regulations. The drug approval process takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit, or prevent regulatory approval. Although the Company may consult the FDA for guidance in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. In addition, delays or rejections of applications for regulatory approval may result from changes in or additions to FDA regulations concerning the drug approval process. Similar delays may also be encountered in foreign countries. There can be no assurance that any regulatory review will be conducted in a timely manner or that regulatory approvals will be obtained for any products developed by the Company. Even if regulatory approval of a product is obtained, the approval may be limited as to the indicated uses for which it may be promoted or marketed. In addition, a marketed drug, its bulk chemical supplier, its manufacturer and its manufacturing facilities are subject to continual regulatory review and periodic inspections, and later discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on such products or manufacturers, which may require a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on the Company.

     The Company's business is also subject to regulation under state, federal and local laws, rules, regulations and policies relating to the protection of the environment and health and safety, including those governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials. The Company believes that it is in compliance in all material respects with all such laws, rules, regulations and policies applicable to the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with such environmental and health and safety laws and regulations in the future. The Company's research and development involves the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable state, federal and local regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company and materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON CERTAIN COLLABORATORS

     The Company relies on third parties for certain aspects of the development of certain of its products under development. The Company has entered into agreements with Fuisz Technologies Ltd. ("Fuisz"), including a joint venture, pursuant to which the Company and Fuisz have agreed to collaborate in the development of three products. Under the terms of these agreements, Kos is responsible for conducting pharmacokinetic studies and clinical trials and Fuisz is responsible for the formulation of such products. The Company is not aware of any FDA approved products that have successfully incorporated Fuisz' microsphere technology, which is intended to be used in certain of the products being developed under such agreements. The Company's ability to commercialize these products may depend to a significant extent on the efforts of Fuisz, over which the Company has no control. There can be no assurance that Fuisz will be successful in developing any of the Company's products under development. The Company also relies on other third parties for certain aspects of the development of the Company's presently planned or future products. There can be no assurance that the Company will be able to enter into future collaborative arrangements on favorable terms, or at all. Even if the Company is successful in entering into such collaborative agreements, there can be no assurance that any such arrangement will be successful. The success of any such arrangement is dependent on, among other things, the skills, experience and efforts of the third party's employees responsible for the project, the third party's commitment to the arrangement, and the financial condition of the third party, all of which are beyond the control of the Company.

LIMITED MANUFACTURING EXPERIENCE; RISK OF SCALE-UP

     The Company currently manufactures Niaspan in one manufacturing plant that has been inspected and approved by the FDA, and it manufactures clinical materials for its products under development in another manufacturing plant. The Company believes both plants operate in substantial compliance with current Good Manufacturing Practices ("cGMP") regulations for the manufacture of pharmaceutical products. The Company may need to further scale-up certain of its current manufacturing processes to achieve production levels consistent with the commercial sale of its products. Further, modifications to the facilities, systems and procedures may be necessary to maintain capacity at a level sufficient to meet market demand or to maintain compliance with cGMP regulations and other regulations prescribed by various regulatory agencies including the Occupational Safety and Health Administration and the Environmental Protection Agency. Failure by the Company to successfully further scale-up, expand in connection with manufacture for commercial sale, or modify its manufacturing process or to comply with cGMP regulations and other regulations could delay the approval of the Company's products under development or limit the Company's ability to meet the demand for its products, either of which would have a material adverse effect on the Company. Such occurrences may require the Company to acquire alternative means of manufacturing its products, which may not be available to the Company on a timely basis, on commercially practicable terms, or at all.

NO ASSURANCE OF ADEQUATE THIRD-PARTY REIMBURSEMENT

     The Company's ability to commercialize successfully its products under development is dependent in part on the extent to which appropriate levels of reimbursement for Niaspan or the Company's products under development are obtained from government authorities, private health insurers, and managed care organizations such as health maintenance organizations ("HMOs"). Managed care organizations and other third-party payors are increasingly challenging the pricing of pharmaceutical products. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reduced demand for Niaspan or the Company's products under development. Such cost containment measures and potential legislative reform could affect the Company's ability to sell Niaspan or its products under development and may have a material adverse effect on the Company. Significant uncertainty exists about the reimbursement status of newly approved pharmaceutical products. There can be no assurance that reimbursement in the United States or foreign countries will be available for Niaspan or any of the Company's products under development, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, Niaspan or the Company's products under development. The unavailability or inadequacy of third-party reimbursement for Niaspan or the Company's products under development would have a material adverse effect on the Company.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company has experienced negative cash flows from operations since its inception. The Company has spent and will continue to be required to spend substantial funds to continue research and development, including clinical trials of its products under development, and to commercialize Niaspan and its products under development if regulatory approvals are obtained for such products under development. After giving effect to the sale of shares of Common Stock by the Company offered hereby, the Company believes that it has sufficient resources to fund the operations of the Company for at least the next 12 months. The Company, however, may need or elect to raise additional capital. The Company's capital requirements will depend on many factors, primarily relating to the near-term commercial success of Niaspan; the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development, and clinical trial programs; the costs and timing of seeking regulatory approvals of the Company's products under development; the Company's ability to obtain such regulatory approvals; costs in filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, or other arrangements; and changes in economic, regulatory, or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that the Company's Niaspan product is successfully commercialized, and that testing and regulatory procedures relating to the Company's products under development can be conducted at projected costs and within projected time frames. There can be no assurances that any of these assumptions will prove to be accurate.

     To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the initial marketing efforts for Niaspan are not successful, if the results of the Company's clinical trials for its products under development are not favorable, or if regulatory approval for any of the Company's products under development is not obtained. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company, or if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to Niaspan or to some or all of its technologies or products under development. If the Company is successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock.

DEPENDENCE ON SINGLE SOURCES OF SUPPLY

     Some materials used in the Company's products, including niacin, the active ingredient in Niaspan, are currently sourced from a single qualified supplier. The Company does not have a contractual arrangement with its sole supplier of niacin. Although the Company has not experienced difficulty to date in acquiring niacin, or other materials for product development, no assurance can be given that supply interruptions will not occur in the future or that the Company will not have to obtain substitute materials, which would require additional product validations and regulatory submissions. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture its products or to obtain or maintain regulatory approval of such products.

RISK OF PRODUCT LIABILITY CLAIMS; NO ASSURANCE OF ADEQUATE INSURANCE

     Manufacturing, marketing, selling, and testing Niaspan and the Company's products under development entails a risk of product liability. The Company could be subject to product liability claims in the event the Company's products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage the Company's reputation and impair the marketability of the Company's products. While the Company maintains liability insurance, there can be no assurance that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim or that damages payable by the Company would not have a material adverse effect on the Company's business, financial condition, and results of operations and on the price of the Company's Common Stock.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is dependent on its ability to attract and retain highly qualified scientific and management personnel. The Company faces intense competition for personnel from other companies, academic institutions, government entities, and other organizations. There can be no assurance that the Company will be successful in attracting and retaining key personnel. The loss of key personnel, or the inability to attract and retain the additional, highly-skilled employees required for the expansion of the Company's activities, could adversely affect the Company's results of operations and its business.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     The Company has granted certain registration rights to the Company's controlling shareholder and to Kos Investments, the holder of the Convertible Note, which entitle such entities to cause the Company to effect three registrations under the Securities Act of sales of shares of the Company's Common Stock owned by such entities. These registration rights generally would also permit the holders of such rights to include shares in any registration statement otherwise filed by the Company. By exercising these registration rights, these entities could cause a large number of shares to be registered and become freely tradeable without restrictions under the Securities Act (except for those purchased in the offering by affiliates of the Company) immediately upon the effectiveness of such registration. Such sales may have an adverse effect on the market price of the Common Stock and could impair the Company's ability to raise additional capital.

POSSIBLE STOCK PRICE VOLATILITY

     The stock market, including the Nasdaq National Market, on which the Company's shares are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock, like the stock prices of many publicly traded pharmaceutical and biotechnology companies, has been and may continue to be highly volatile. The sale by the Company's controlling shareholder or members of the Company's management of shares of Common Stock, announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to Niaspan or to products under development by the Company or its competitors, regulatory developments in either the United States or foreign countries, public concern as to the safety of pharmaceutical and biotechnology products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock."

CONTROL BY EXISTING SHAREHOLDER

     Upon the completion of this offering, Michael Jaharis, the Chairman of the Board of Directors of the Company and one of its founders, will beneficially own approximately 52.5% of the outstanding Common Stock (approximately 49.9% if the Underwriters exercise their over-allotment option in full), including 961,168 shares of Common Stock issuable to Kos Investments upon conversion of the Convertible Note, assuming a conversion date of October 31, 1997. Accordingly, this shareholder can control the outcome of certain shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Articles of Incorporation, and the approval of mergers and other significant corporate transactions. This level of concentrated ownership by one person, along with the factors described in "Risk
Factors -- Anti-Takeover Provisions," may have the effect of delaying or preventing a change in the management or voting control of the Company.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as the Florida Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. Moreover, certain provisions of the Company's Articles of Incorporation or Bylaws generally permit removal of directors only for cause by a 60% vote of the shareholders of the Company, require a 60% vote of the shareholders to amend the Company's Articles of Incorporation or Bylaws, require a demand of at least 50% of the Company's shareholders to call a special meeting of shareholders, and prohibit shareholder actions by written consent.

DILUTION; ABSENCE OF DIVIDENDS

     Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution in net tangible book value per share. Additional dilution is likely to occur upon exercise of outstanding stock options. See "Dilution." The Company has not paid any cash dividends since inception. The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                  THE COMPANY

     The Company's predecessor, Kos Holdings, Inc. ("Holdings"), which was previously named Kos Pharmaceuticals, Inc., was incorporated in Florida on July 1, 1988. On June 25, 1996, Kos (named after the Greek island where Hippocrates founded the science of medicine) was incorporated in Florida as the successor to the business of Holdings. On June 30, 1996, all of the assets and all of the liabilities of Holdings were transferred to the Company in exchange for shares of common stock of the Company (the "Reorganization"). The Reorganization was accomplished in order to transfer the assets and operations of Holdings to the Company while preserving Holdings' net operating loss carryforwards and related tax benefits for Holdings. As a result, the Company had no tax assets or liabilities as of June 30, 1996. Kos Investments, is the sole shareholder of Holdings. Kos Investments is controlled by, and serves as an investment vehicle for, Michael Jaharis, one of the Company's founders and its Chairman. References in this Prospectus to the Company include the operations of its predecessor, Holdings, until June 30, 1996, and its wholly-owned subsidiary, Aeropharm. The Company's principal executive offices are located at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, and its telephone number is (305) 577-3464.

                                USE OF PROCEEDS

     The principal purpose for this offering is to fund certain operating requirements, including sales and marketing and research and development expenses, to increase the Company's working capital, general corporate purposes including possible acquisitions, and to effect an orderly disposition of a portion of the shares of the Company's Common Stock owned by the Selling Shareholders.

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately
$       million, assuming a public offering price of $          per share (the
last reported sale price of the Common Stock on September   , 1997) and after
deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use approximately $10 million to fund additional sales and marketing expenses associated with adding field sales representatives and implementing promotional programs for Niaspan and approximately $10 million to fund capital expenditures associated with production of Niaspan and for research and development programs. The balance of the net proceeds will be used for working capital and other general corporate purposes. The Company also may use a portion of the net proceeds to acquire businesses, technologies or products complementary to the Company's business, although the Company does not currently have any material commitments for any such acquisitions. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "KOSP". The following table sets forth for the fiscal periods indicated, the range of high and low closing bids for the Company's Common Stock on the Nasdaq National Market.

FISCAL YEAR ENDED JUNE 30, 1997                                HIGH     LOW
-------------------------------                                ----     ---
Third Quarter (commencing March 7, 1997)....................  $24.25   $19.25
Fourth Quarter..............................................   30.00    22.00

FISCAL YEAR ENDED JUNE 30, 1998
-------------------------------
First Quarter (through September 10, 1997)..................   40.00    27.00

     The last sale price of the Common Stock on September 10, 1997 as reported
on the Nasdaq National Market was $36.25. As of September      , 1997, there
were      shareholders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company intends to retain earnings, if any, for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will be made at the discretion of the Board of Directors and will depend upon the financial condition, capital requirements, and earnings of the Company, as well as upon other factors that the Board of Directors may deem relevant. The Company has not paid any cash dividends since inception.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of June 30, 1997, and (ii) on an adjusted basis to reflect receipt and application of the estimated net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by the Company, from the sale of 1,000,000 shares of Common Stock pursuant to this offering, assuming a public
offering price of $       per share (the last reported sale price of the Common
Stock on September   , 1997) and to reflect the conversion of the Convertible
Note. As of June 30, 1997, the Company's outstanding principal balance under the Convertible Note was $13,395,000. See "Use of Proceeds" and "Certain Transactions."

                                                                  JUNE 30, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Convertible Note............................................  $ 13,395    $     --
                                                              ========    ========
Note payable................................................  $     23    $     23
                                                              --------    --------
Shareholders' equity:
Common stock, $.01 par value; 50,000,000 shares authorized;
  14,772,500 shares issued and outstanding; and 16,783,668
  issued and outstanding, as adjusted(1)....................       148         168
Additional paid-in capital..................................   124,621
Deficit accumulated during the development stage............   (79,780)    (79,780)
                                                              --------    --------
Total shareholders' equity..................................    44,989
                                                              --------    --------
Total capitalization........................................  $ 45,012    $
                                                              ========    ========

---------------

(1) Excludes 4,000,000 shares of Common Stock (3,950,000 as adjusted) authorized to be issued under the Company's 1996 Stock Option Plan and 325,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options. Options to acquire an aggregate of 2,749,300 shares of Common Stock at a weighted average exercise price of $9.36 per share were issued and outstanding as of September 2, 1997. As adjusted includes 961,168 shares of Common Stock issuable to Kos Investments upon the conversion of the Convertible Note, including accrued interest of $1,022,524, which will be effective upon the consummation of this offering, and assuming such conversion occurs on October 31, 1997.

                                    DILUTION

     The net tangible book value of the Company at June 30, 1997, was approximately $44,989,000, or $3.05 per share of Common Stock. Without taking into account changes in net tangible book value after June 30, 1997, other than to give effect to the conversion of the Convertible Note, the exercise of certain stock options, and the sale of the 1,000,000 shares of Common Stock offered by the Company hereby, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at June 30, 1997, would have been
$          , or $     per share. This represents an immediate dilution in net
tangible book value of $ per share to new investors purchasing shares in the offering and an immediate increase in net tangible book value of $ per share to existing shareholders. The following table illustrates the per share dilution.

Public offering price per share.............................             $
  Net tangible book value before the offering...............  $   3.05
  Increase in net tangible book value attributable to the
     conversion of the Convertible Note and the exercise of
     certain stock options..................................
  Increase in net tangible book value attributable to this
     offering...............................................
                                                              --------
Pro forma net tangible book value after the offering(1).....
                                                                         --------
Dilution to new investors(2)................................             $
                                                                         ========

---------------

(1) Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by 16,783,668, the number of shares of Common Stock outstanding as of June 30, 1997, after giving effect to the sale of the 1,000,000 shares of Common Stock offered hereby, 961,168 shares of Common Stock issuable to Kos Investments upon conversion of the Convertible Note, assuming a conversion date of October 31, 1997, and the issuance of 50,000 shares in connection with the exercise of certain options.
(2) Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes included elsewhere in this Prospectus. The statement of operations data for the five years ended June 30, 1997, and the balance sheet data at June 30, 1993, 1994, 1995, 1996 and 1997 are derived from the financial statements and the notes thereto of the Company audited by Arthur Andersen LLP.

                                                             YEAR ENDED JUNE 30,                     JULY 1, 1988
                                             ----------------------------------------------------   (INCEPTION) TO
                                               1993       1994       1995       1996       1997     JUNE 30, 1997
                                             --------   --------   --------   --------   --------   --------------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS:
Revenues.................................    $     --   $     22   $     14   $     --   $     --      $     37
Operating Expenses:
  Research and development...............       4,930      6,663      8,387     13,816     17,881        56,586
  General, selling and administrative....       1,232      1,619      1,614      1,772      5,522        14,394
  Expense recognized on modification of
    stock option grants(1)...............          --         --         --      5,436         --         5,436
                                             --------   --------   --------   --------   --------      --------
         Total operating expenses........       6,162      8,282     10,001     21,024     23,403        76,416
Other income.............................          (1)        (2)        --         --         --           (10)
Interest (income) expense, net...........         556      1,058      1,026        (14)      (925)        2,489
Interest expense-related parties.........          29         50         26         --        643           774
                                             --------   --------   --------   --------   --------      --------
Loss before minority interest............      (6,746)    (9,366)   (11,039)   (21,010)   (23,121)      (79,632)
Minority interest(2).....................          --       (164)         1         16         --          (148)
                                             --------   --------   --------   --------   --------      --------
Net loss.................................    $ (6,746)  $ (9,530)  $(11,038)  $(20,994)  $(23,121)     $(79,780)
                                             ========   ========   ========   ========   ========      ========
Net loss per share(3)....................    $  (0.59)  $  (0.84)  $  (0.97)  $  (1.85)  $  (1.87)     $  (6.97)
Weighted average common shares in
  computing net loss per share(3)........  11,340,000 11,340,000 11,340,000 11,340,000 12,341,146    11,451,238

                                                                               JUNE 30,
                                                      ----------------------------------------------------------
                                                        1993       1994       1995       1996          1997
                                                      --------   --------   --------   --------   --------------
BALANCE SHEET:
Cash and marketable securities.....................   $     13   $     18   $     41   $    193      $ 58,362
Working capital (deficit)(4).......................    (15,235)   (25,394)    (1,129)        (8)       39,987
Total assets.......................................        686      1,574      2,355      2,281        65,106
Total debt.........................................     14,742     24,790         --         --        13,418
Deficit accumulated during the development
  stage(5).........................................    (15,096)   (24,626)   (35,664)   (56,658)      (79,780)
Shareholders' equity (deficit)(4)..................    (14,606)   (24,136)       943      1,914        44,989

---------------

(1) Reflects a non-cash charge associated with an extension of the exercise period for stock options granted during 1988 to 1990 to the Company's Chief Executive Officer and two independent consultants; no other material economic terms of these options were changed.
(2) Represents the minority shareholder's interest in Aeropharm, which interest was acquired by the Company in June 1996.
(3) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net loss per share.
(4) In March 1995, Kos Investments assumed repayment of a note payable to a bank in the principal amount of $30,372,000. This assumption was accounted for as a transfer to Kos Investments and as an increase in additional paid-in capital for the Company. See Note 6 of Notes to Consolidated Financial Statements.
(5) In connection with the transfer on June 30, 1996, of assets and liabilities from Holdings to the Company, net operating loss carry- forwards, amounting to approximately $51.0 million and related tax benefits, were not transferred to the Company. The Company can only utilize net operating loss carryforwards sustained subsequent to June 30, 1996 (amounting to $22.3 million as of June 30, 1997), to offset future taxable net income, if any. See "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     A predecessor corporation to the Company was formed in July 1988 under the name of Kos Pharmaceuticals, Inc., principally to conduct research and development on new formulations of existing prescription pharmaceutical products. In June 1993, Aeropharm, a then majority-owned subsidiary of the Company, was formed to conduct research and development activities on aerosolized MDI products for the treatment of respiratory diseases. During June 1996, this predecessor corporation acquired the outstanding minority interest in Aeropharm; changed its name to Holdings; established the Company as a wholly-owned subsidiary under the name of Kos Pharmaceuticals, Inc.; and, effective as of June 30, 1996, transferred all of its existing assets, liabilities and intellectual property, other than certain net operating loss carryforwards, to the Company. Accordingly, all references to the Company's business in this Prospectus include the business and operations of Holdings until June 30, 1996.

     Since inception, the Company has been a development stage company engaged primarily in the development of cardiovascular and respiratory pharmaceutical products. On March 12, 1997, the Company completed its IPO. From inception through the IPO, the Company had not recorded any significant revenues, and Kos had funded its operations exclusively through equity contributions and a loan from its majority shareholder. Through June 30, 1997, the Company had accumulated a deficit from operations of approximately $79.8 million. In connection with the transfer of operations from Holdings to the Company on June 30, 1996, net operating loss carryforwards amounting to approximately $51.0 million and related tax benefits were retained by Holdings and not transferred to the Company. Consequently, the Company had no deferred tax assets as of June 30, 1996, and can only utilize net operating loss carryforwards sustained subsequent to June 30, 1996 (amounting to $22.3 million as of June 30, 1997), to offset future taxable net income, if any.

     On July 28, 1997, the Company was granted clearance by the FDA to market its lead product, Niaspan. The Company began shipping Niaspan to wholesalers in mid-August 1997, and it began detailing Niaspan to physicians in September 1997. Accordingly, effective with its September 30, 1997 reporting period, Kos will no longer be classified as a development stage company. The Company's Board of Directors has determined to change the end of the Company's fiscal year from June 30 to December 31, effective with its December 31, 1997 reporting period.

RESULTS OF OPERATIONS

  Years Ended June 30, 1996 and 1997

     The Company's research and development expenses increased from $13.8 million for the year ended June 30, 1996, to $17.9 million for the year ended June 30, 1997. Of the total increase in research and development expenses, $3.0 million was attributable to the cost of entering into an agreement during February 1997 with an unaffiliated generic drug manufacturer to resolve the effects of a potential patent interference proceeding. Increases in personnel costs and other costs, principally in connection with scale-up and validation of the Company's Niaspan manufacturing facility, and in development costs associated with various third-party agreements also contributed to the increased research and development expenses for the year ended June 30, 1997. These increases in research and development expenses were partially offset by the absence in the year ended June 30, 1997, of the expenses for the clinical trials completed during the year ended June 30, 1996, in support of the filing of a NDA during May 1996 for Niaspan, and by the absence of a $1.0 million payment made to Fuisz, during June 1996, to form a joint venture for the development of a future product. This future product continues to be in the very early stages of development and the Company cannot estimate when or if a commercially viable product will be developed. The Company expects research and development activities to increase as personnel are added and research activities are expanded to support the development of additional products and the conduct of additional clinical trials.

     General, selling and administrative expenses increased from $1.8 million for the year ended June 30, 1996, to $5.5 million for the year ended June 30, 1997. This increase was due primarily to the commencement of the Company's marketing activities, the hiring of additional personnel to support such marketing activities and the Company's increased administrative functions and professional fees. The Company expects that its general, selling and administrative expenses will continue to increase in support of its marketing efforts and development programs. During the year ended June 30, 1996, a $5.4 million non-cash charge was recorded for compensation expense associated with an adjustment of the exercise period on certain stock options granted during 1988 to 1990 to an officer and two independent consultants of the Company.

     From July 1, 1996, to the completion of the Company's IPO on March 12, 1997, the Company funded its operations from the proceeds of the Convertible
Note issued to Kos Investments, the sole shareholder of Holdings. As of June 30, 1997, the Company had outstanding borrowings of approximately $13.4 million under this loan. As a result of the Convertible Note, the Company had approximately $643,000 of interest expense for the year ended June 30, 1997, compared with no such expense for the year ended June 30, 1996.

     The Company received approximately $65.9 million in net proceeds from its IPO. Of these proceeds, $58.3 million had not been utilized by the Company as of June 30, 1997, and were primarily invested in U.S. Treasury and highly-rated corporate securities. As a result of this investment in marketable securities, the Company recorded approximately $903,000 of interest income for the year ended June 30, 1997, compared with no such income for the year ended June 30, 1996.

     The Company incurred a net loss of $21.0 million for the year ended June 30, 1996, compared with a net loss of $23.1 million for the year ended June 30, 1997.

  Years Ended June 30, 1995 and 1996

     The Company's research and development expenses increased from $8.4 million for the fiscal year ended June 30, 1995, to $13.8 million for the year ended June 30, 1996. This increase was attributable primarily to licensing and development programs, hiring of additional personnel and increased clinical trials costs. Of the total increase in research and development expenses for the fiscal year ended June 30, 1996, $1.0 million was attributable to a payment by the Company in connection with the execution of an agreement with Fuisz to form a joint venture for the development of a future product. The parties have generally agreed to share the expenses of developing the product. Hiring of additional personnel principally related to manufacturing scale-up of certain of the Company's products under development and to support the filing of a NDA for Niaspan.

     General, selling and administrative expenses increased from $1.6 million for the fiscal year ended June 30, 1995, to $1.8 million for the fiscal year ended June 30, 1996. The increase resulted primarily from the hiring of additional personnel to support the Company's administrative functions and to the acquisition of market research data. During the year ended June 30, 1996, a $5.4 million non-cash charge was recorded for compensation expense associated with an adjustment of the exercise period on certain stock options granted during 1988 to 1990 to an officer and two independent consultants of the Company.

     During December 1994, the Company transferred its existing line of credit facility with a local bank and its accumulated borrowings to Kos Investments. The effect of this transfer was to increase the Company's paid-in capital in the amount of its accumulated borrowings of $30.4 million which were outstanding on the date of transfer. As a result of this transfer, the Company had $1.1 million of interest expense for the fiscal year ended June 30, 1995 compared with no such expense for the fiscal year ended June 30, 1996.

     The Company incurred a net loss of $11.0 million for the fiscal year ended June 30, 1995, compared with $21.0 million for the fiscal year ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     From July 1, 1996, until the completion of the Company's IPO, the Company financed its operations from the proceeds of the Convertible Note, which had unpaid principal and interest balances of $13,395,000 and $643,000, respectively, as of June 30, 1997. The Convertible Note is to be repaid by its conversion into Common Stock upon the consummation of this offering. At June 30, 1997, cash and cash equivalents totaled approximately $33.3 million, and available-for-sale securities totaled $25.1 million, substantially all of which were invested in short-term U.S. Treasury and highly-rated corporate securities. The Company expects to continue to incur significant costs in connection with the commercialization of Niaspan and its ongoing research and development activities.

     The Company's primary uses of cash to date have been in operating activities to fund research and development, including clinical trials, and general, selling, and administrative expenses. As of June 30, 1997, the Company's net investment in fixed assets was approximately $3.3 million. The Company expects that additional equipment will be acquired and leasehold improvements will be made as the Company increases its research and development activities and in order to support manufacturing requirements. The Company had no material commitments for capital expenditures as of June 30, 1997.

     Although the Company anticipates that the net proceeds from the sale of shares of Common Stock offered by the Company hereby, along with cash, cash equivalents, available-for-sale securities and expected interest income thereon, will be sufficient to fund the Company's operations for at least the next 12 months, the Company's future cash requirements will be substantial and will depend on many factors, some of which are outside the control of the Company. Such factors include the problems, delays, expenses and complications frequently encountered by development stage companies in connection with the commercial launch of its first product; the progress of the Company's research, development, and clinical trial programs; the costs and timing of seeking regulatory approvals of the Company's products under development; the Company's ability to obtain such regulatory approvals; the success of the Company's sales and marketing programs; costs in filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, joint venture or other arrangements; and changes in economic, regulatory, or competitive conditions or the Company's planned business. The Company may seek additional funding through public or private equity or debt financings or through collaborations. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders. There can be no assurance, however, that additional funding will be available to the Company on acceptable terms, or at all.

FORWARD LOOKING INFORMATION: CERTAIN CAUTIONARY STATEMENTS

     Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus that are not related to historical results are forward looking statements. Actual results may differ materially from those projected or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events, which may not prove to be accurate. These forward looking statements involve risks and uncertainties including but not limited to the Company's future cash flows, sales, gross margins, and operating costs, the effect of conditions in the pharmaceutical industry and the economy in general, regulatory developments, legal proceedings, as well as certain other risks. Subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere in this Prospectus, including the "Risk Factors" section hereof, and in other filings by the Company with the Securities and Exchange Commission.

                                    BUSINESS

OVERVIEW

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing and commercializing proprietary prescription pharmaceutical products, primarily for the treatment of certain chronic cardiovascular and respiratory diseases. The Company developed and is currently manufacturing and marketing its lead product, Niaspan. The Company intends also to manufacture its products under development and to market such products directly through its own specialty sales force. The Company's cardiovascular products under development consist of controlled-release, once-a-day, oral dosage formulations. The Company's respiratory products under development consist of aerosolized inhalation formulations to be used primarily with the Company's proprietary inhalation devices.

     On July 28, 1997, Kos received clearance from the FDA to market Niaspan. Niaspan is the first once-a-day formulation of niacin approved by the FDA for the treatment of mixed lipid disorders, which are primary risk factors for coronary heart disease. In addition, Niaspan is the only patient-friendly lipid-altering product that moves all of the major lipid components in the proper direction. Niaspan has been approved for the following indications: (i) to reduce elevated total cholesterol, LDL cholesterol, and apolipoprotein B;
(ii) to reduce elevated total and LDL cholesterol when used in combination with a bile-acid binding resin; (iii) to reduce very high serum triglycerides; (iv) to reduce the risk of recurrent nonfatal myocardial infarction; (v) to promote the regression or slow the progression of atherosclerosis when used in combination with a bile-acid binding resin. The Company began shipping Niaspan to wholesalers in mid-August 1997, and it began detailing Niaspan to physicians in September 1997.

     The Company was founded in 1988 by the former Chief Executive Officer, Chief Operating Officer, and Director of Product Development of Key Pharmaceuticals, Inc., which was acquired by Schering-Plough Corporation in June 1986. The Company believes that substantial market opportunities exist for developing drugs that are reformulations of existing approved prescription pharmaceutical products but which offer certain safety advantages (such as reduced harmful side effects) or patient compliance advantages (such as once-a-day rather than multiple daily dosing regimens) over such products. Kos believes that developing proprietary products based on currently approved drugs, rather than new chemical entities, may reduce regulatory and development risks and, in addition, may facilitate the marketing of such products because physicians are generally familiar with the safety and efficacy of such products. Six of the Company's seven products under development require NDA filings with the FDA. Although such NDA filings are more expensive and time consuming, developing products that require NDA approval offers several advantages compared with generic products, including potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition.

STRATEGY

     The Company's business strategy includes the following fundamental elements:

     Select Products with Unrealized Commercial Potential. The Company develops products that address unmet medical needs through formulation improvements of existing drugs or distinctive marketing efforts. Kos believes that the safety or patient compliance associated with certain currently marketed drugs can be improved, thus providing substantial market opportunities with the successful development of proprietary formulations. In addition, Kos believes that substantial market opportunities exist that can be addressed by marketing its products through a direct sales force that can focus on specialist physicians and provide those physicians with specific information regarding the therapeutic benefits of the Company's products.

     Focus Initially on the Cardiovascular and Respiratory Markets. Kos has initially concentrated its product development efforts on the cardiovascular and respiratory markets because they are large and growing rapidly and include many chronic diseases requiring long-term therapy. Management believes that as a result of physician prescribing patterns in these markets, a relatively small, direct sales force can effectively market its products. The Company's management team has substantial experience in identifying product opportunities and marketing products in these two therapeutic categories.

     Develop Proprietary Formulations of Currently Approved Pharmaceutical Compounds. Kos believes that by developing proprietary products based on currently approved drugs, rather than NCEs, the Company can reduce regulatory and development risks and shorten the product development cycle. Further, developing products that require NDA approval offers several advantages compared with generic products, including the potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition. The Company's management and scientific personnel have significant experience in formulation technology using controlled-release and aerosolized delivery methods.

     Manage Clinical Development. The Company managed the extensive clinical trials for Niaspan, and Kos intends to continue to manage directly the clinical development of future products. The Company believes that its commitment to this process helps to ensure the quality of clinical development, allows the Company to better coordinate its regulatory objectives and maximize the marketing utility of its clinical trials.

     Manufacture Products Internally. In order to maximize the quality of developed products, assure compliance with regulatory requirements, and minimize costs, the Company manufactures Niaspan and intends to manufacture internally all of its solid-dose (i.e., tablet) and aerosol products. Moreover, the Company believes that certain manufacturing challenges associated with aerosol formulations present a barrier to entry in the aerosol pharmaceutical market. The Company's management has substantial experience in manufacturing solid-dose and aerosol products. Kos estimates that it has sufficient capacity, with limited additional capital expenditures, to accommodate sales volume for such products through the year 2000.

     Market Directly Through Its Specialty Sales Force. The Company markets Niaspan and intends to market its products under development through a direct sales force focused on providing education-oriented product information to selected specialist physicians. In areas outside the United States, Kos intends initially to market certain of its products through licensing arrangements with third parties, although it may establish direct sales and marketing capabilities in selected areas.

     Leverage Core Competencies Through Alliances with Corporate and Research Partners. The Company intends to expand its product portfolio by licensing or acquiring products or technologies that would be complementary to the marketing efforts of its specialty sales force, or by entering into other development collaborations with third parties. Additionally, the Company has entered into certain development collaborations with third parties and is sponsoring basic research at two universities. The Company intends to enter into additional alliances in the future.

NIASPAN

     Summary. On July 28, 1997, the Company received clearance from the FDA to market Niaspan for the treatment of mixed lipid disorders. Niaspan is the first once-a-day, controlled-release niacin product approved by the FDA for the treatment of mixed lipid disorders. The Company began shipping Niaspan to wholesalers in mid-August 1997, and began detailing the product to physicians during September 1997.

     Niaspan is indicated for the treatment of mixed lipid disorders, a condition typically associated with elevated cholesterol involving multiple lipids that are primary risk factors for coronary heart disease. The Company has conducted three double-blinded, placebo-controlled clinical trials in which Niaspan produced statistically and clinically significant changes in all of the major lipid components without generating treatment-related serious adverse events. Moreover, in a two-year safety study, fewer than 1% of patients discontinued use of Niaspan because of clinically significant elevations in liver enzyme levels.

     Based principally on the results of the Niaspan clinical trials as well as other long-term interventional studies evaluating niacin for the reduction of certain coronary events, Niaspan has been approved for the following indications:
(i) to reduce elevated total cholesterol, LDL cholesterol, and apolipoprotein B;
(ii) to reduce elevated total and LDL cholesterol when used in combination with a bile-acid binding resin; (iii) to reduce very high serum triglycerides; (iv) to reduce the risk of recurrent nonfatal myocardial infarction; (v) to promote the regression or slow the progression of atherosclerosis when used in combination with a bile-acid binding resin.

     Lipid-Altering Market. Since the mid-1980's, clinical research has revealed that an elevated level of LDL cholesterol, a condition referred to as hyperlipidemia, is a critical atherogenic risk factor for CHD. Hyperlipidemia is a lipid metabolism disorder that results in excess lipids in the blood, which can block arteries and create adverse coronary events, such as acute angina and myocardial infarction. In addition to elevated LDL cholesterol ("bad" cholesterol), low levels of HDL cholesterol ("good" cholesterol) and high levels of triglycerides are risk factors for CHD according to the National Institutes of Health ("NIH") and the American Heart Association ("AHA"). HDL cholesterol is considered to be protective against CHD because it removes harmful cholesterol from blood vessels and peripheral tissues. Moreover, recent research has indicated that an elevated level of lipoprotein (a) ("Lp(a)"), an LDL-like cholesterol molecule, may be as important an independent risk factor for CHD as elevated total cholesterol. As a result of the increased awareness and the prevalence of mixed lipid disorders, lipid-altering drugs have emerged as one of the largest and fastest growing pharmaceutical product segments. In 1996, the market for cholesterol-reducing drugs approximated $3.0 billion in the United States and $6.0 billion worldwide.

     While the risks of mixed lipid disorders are becoming well recognized, the condition remains significantly untreated worldwide. To address this large unmet medical need, the NIH convened a panel of cholesterol research experts, the National Cholesterol Education Program ("NCEP"), to establish recommended cholesterol levels, principally total and LDL cholesterol, and to establish other risk factors for CHD. Based on extensive research conducted during the last 20 years, the NCEP established guidelines consisting of recommended lipid goals and intervention criteria, such as diet, exercise, and drug therapies, for reducing the risk of heart disease and heart attack. According to the guidelines, an estimated 56 million people in the United States have levels of LDL cholesterol that exceed the levels recommended by the NCEP and, approximately 14 million of these persons would require diet, exercise, and drug therapies to achieve adequate reduction in cholesterol levels. The Company estimates that more than half of these 14 million people have one or more other lipid components that are outside the levels recommended by the NIH and the AHA. Additionally, it is estimated that as many as 30% of the 11 million patients in the United States with confirmed CHD do not have elevated LDL cholesterol, but do have clinically deficient HDL cholesterol levels. Further, an elevated level of Lp(a) is estimated to be present in 20% of the U.S. adult population or nearly 40 million adults. The Company believes that the market for lipid-altering drugs should grow as awareness and diagnosis of lipids, particularly those other than LDL cholesterol, continue to increase.

     When diet and exercise fail to adequately control cholesterol levels, physicians typically prescribe lipid-altering medications. Physicians can choose from the following four classes of medications when attempting to alter lipid levels: HMG CoA reductase inhibitors, or "statins" (e.g., lovastatin); fibric acid derivatives (e.g., gemfibrozil); bile-acid binding resins (e.g., cholestyramine); and niacin. The statins are the most widely prescribed lipid-altering medication, accounting for about $2.6 billion in U.S sales in 1996 and 77% of the 42 million prescriptions for lipid-altering medication in the United States in 1996. Generally, the statins are highly effective in lowering total and LDL cholesterol but have limited impact in raising HDL cholesterol or in substantially reducing triglycerides. Gemfibrozil, the major fibric acid derivative sold in the U.S., accounted for approximately 17% of total lipid-altering prescriptions in 1996. Gemfibrozil is most commonly prescribed to reduce triglycerides and has limited efficacy on total, LDL, and HDL cholesterol. The remaining product categories, including bile-acid binding resins and existing preparations of niacin, represented approximately 6% of U.S. lipid-altering prescriptions in 1996.

     Overview of Niacin. Niacin is a water-soluble vitamin that has long been recognized as an effective pharmacologic agent for the treatment of mixed lipid disorders, including elevated LDL and low HDL cholesterol. In numerous independent studies performed during the past 30 years, niacin has proven effective in reducing total cholesterol, LDL cholesterol, and triglycerides as well as in raising HDL cholesterol. Additional clinical studies have indicated that long-term treatment with niacin reduces morbidity and mortality in patients with CHD. The NIH recommends niacin as first-line drug therapy because of its low cost and its efficacy in altering multiple lipid components.

     Although niacin has demonstrated favorable efficacy on most major lipid components, adverse side effects associated with currently available preparations of niacin have prevented it from becoming widely used to treat hyperlipidemia. Immediate-release ("IR") preparations of niacin generally are administered three times daily and can cause multiple flushing episodes, characterized primarily by facial redness and tingling, often accompanied by rash. Because at least two IR niacin doses are usually taken during the daytime, frequent flushing episodes are often embarrassing as well as uncomfortable. Consequently, in many patients, these flushing episodes, particularly in the daytime, result in non-compliance with the recommended dosing regimen for the product or complete discontinuation of its use. In order to remedy the side effects associated with IR niacin, several manufacturers have developed sustained-release ("SR") preparations of niacin, typically administered twice a day. Such SR preparations have not been approved by the FDA for treatment of lipid disorders, and their administration frequently has been associated with a high incidence of liver toxicity. Consequently, despite its broad favorable effect on multiple lipids and its position as the NIH's recommended first-line drug therapy for treatment of hyperlipidemia, U.S. drug store sales of niacin were approximately $14 million in 1996. The Company believes that a significant opportunity exists to expand the market for niacin with an improved formulation that maintains the compound's favorable efficacy profile while reducing adverse events.

     Niaspan Product Development. Kos has developed a controlled-release hydrogel matrix formulation of niacin, which is to be dosed once-a-day at bedtime, that reduces the intolerable side effects and frequent safety problems characteristic of currently available niacin formulations. Kos believes that it is the unique controlled-release nature of its Niaspan formulation in conjunction with Niaspan's Once-A-Night(TM) dosing regimen that minimizes adverse events while maintaining niacin's positive effect on lipids. Kos also believes the recommended dosing regimen for Niaspan contributes to the positive effects on lipid levels because of the chronobiology of lipid metabolism.

     Although niacin's efficacy on multiple lipid components has been well documented for many years, relatively little has been published about niacin's mechanism of action, its complete metabolic profile, or other elements of its pharmacology. As a result, the Company's clinical development of Niaspan has included extensive pharmacokinetics research, including 14 studies involving 350 healthy volunteers, as well as two pilot studies, three pivotal trials, and a long-term open label safety study. The Company's clinical development program, which has studied the effects of Niaspan in 1,212 persons, is summarized in the table below.

                      NIASPAN CLINICAL DEVELOPMENT PROGRAM

                                                                NIASPAN       DOSING
                                                                SUBJECTS      PERIOD
                                                                --------   -------------
  14 PHARMACOKINETIC STUDIES..................................     350     Up to 3 wks.
  2 PILOT STUDIES.............................................      39         2 mos.
  DOUBLE-BLINDED PLACEBO CONTROLLED PIVOTAL TRIALS:
    Niaspan 1,500 mg..........................................      76         4 mos.
    Niaspan 1,000 mg and 2,000 mg.............................      82         4 mos.
    Niaspan dose escalation to 3,000 mg.......................      87         6 mos.
  LONG-TERM OPEN LABEL SAFETY STUDY...........................     723        22 mos.
  Memo:
    Subjects included in NDA..................................     633
    Total Niaspan Subjects....................................   1,212

     The Company's NDA for Niaspan was based principally on three double-blinded, placebo-controlled pivotal clinical trials and one long-term, open label safety study involving an aggregate of 633 Niaspan-treated subjects at 17 sites throughout the United States. In each of these studies, involving males and females ages 21 to 75, subjects were evaluated for the percentage change from baseline in LDL cholesterol, HDL cholesterol, total cholesterol, triglycerides, apolipoprotein B, Lp(a) and apolipoprotein A-1. Safety endpoints included objective measurements such as liver enzyme levels and levels of fasting glucose and uric acid as well as subjective endpoints, such as flushing and symptoms of gastrointestinal distress. Additionally, the Company is conducting a 22-month, open label safety study, in 723 patients; results from 133 patients were included in the Company's NDA submission for Niaspan in May 1996. Approximately 380 patients have completed the study, of whom 142 have been dosed concomitantly with a statin or a bile-acid binding resin. Approximately 10 patients have yet to complete the twenty-two months of dosing; these patients are expected to complete the study in 1997.

     No clinically significant serious adverse safety trends arose during the clinical trials of Niaspan. Of all patients treated with Niaspan in the pivotal and long-term safety trials, only four patients with normal liver function tests at baseline showed clinically significant elevations in liver function tests (defined as elevations greater than three times the upper limit of normal) during treatment with Niaspan and only two patients treated with Niaspan discontinued the drug because of elevations in liver function tests. Treatment with Niaspan revealed no significant differences compared with placebo in the incidence of adverse events. Flushing occurred, on average, less than two times per patient per month, and such episodes subsided over time. The Company believes that such flushing episodes will be acceptable to most patients when they do occur due to the combination of Niaspan's formulation, Niaspan's Once-A-Night(TM) dosing regimen, and proper dose titration. See "Cardiovascular Products -- Niaspan -- Marketing Strategy for Niaspan."

     The following table sets forth results with respect to principal efficacy endpoints of the Company's three double-blinded, placebo-controlled pivotal trials and the one open label long-term safety study of Niaspan. In these studies, Niaspan consistently showed clinically and statistically significant changes (p<0.001 compared with baseline) in all of the major lipids measured, including those considered to be most important in the development of CHD.

                       NIASPAN LIPID-ALTERING PROFILE(1)

                                                                 Percentage Change
                                                                  from Baseline(2)
                                                                --------------------
  Total cholesterol...........................................  Decreased 11% to 12%
  LDL cholesterol.............................................  Decreased 14% to 19%
  HDL cholesterol.............................................  Increased 22% to 29%
  Triglycerides...............................................  Decreased 25% to 35%
  Lp(a).......................................................  Decreased 24% to 29%

---------------

 (1) Intent-to-treat population at 2,000 mg Once-A-Night(TM).
 (2) Statistically significant for all indicated lipids at p<0.001.

     In the clinical trials performed by the Company, Niaspan was shown to decrease total and LDL cholesterol levels less than reported by statin manufacturers in the 1997 Physician's Desk Reference (the "PDR"). These data also indicate, however, that Niaspan is substantially more effective than the statins in raising HDL cholesterol and lowering triglycerides. Numerous independent clinical studies evaluating the effects of statins on Lp(a) indicate that the statins have little or no effect on reducing Lp(a), whereas Niaspan significantly reduces Lp(a).

     Marketing Strategy for Niaspan. The Company intends to market Niaspan directly to the specialist physicians within the cardiovascular market who are among the leading prescribers of lipid-altering medications. Specifically, the Company believes that there are approximately 18,000 such "lipid-management specialists," consisting of cardiologists, endocrinologists, internists, and general and family practitioners, who accounted for approximately 40% of the total prescriptions for lipid-altering medications in the United States in 1996.

     As of September 2, 1997, the Company had a 111 person sales and marketing organization including 94 field sales representatives. The majority of the sales and marketing personnel have considerable previous experience with major pharmaceutical companies detailing products to cardiovascular physicians. Kos began actively detailing Niaspan during September 1997. The Company intends to increase the size of its sales force to more than 125 representatives during 1998. The Company estimates that it will be able to detail each of the specialist physicians up to six times a year with such a sales force. Kos believes that the significant prior experience of members of its management team in recruiting and managing specialty sales forces in this market, aided by an attractive merit-based sales compensation plan, will allow the Company to continue to grow its own specialty sales force following the launch of Niaspan.

     Niaspan is the only FDA approved patient-friendly lipid-altering product that can move all of the major lipid components in the proper direction, consistent with the NIH recommendation for lipid management. The Company intends to inform the specialist physicians as to Niaspan's potentially effective role in lipid management for many patients and the manner in which Niaspan achieves its safety and efficacy profile. The Company's marketing program will be implemented through personal detailing to physicians where possible as well as through non-personal promotion, including telemarketing, direct mail, medical journal reprints, medical symposia, and clinical discussion groups.

     The Company also intends to educate patients on the benefits and proper use of Niaspan through brochures and product sample "starter packs" to encourage proper dose titration. Such sample starter packs include increasing tablet dosage strengths for the first three weeks of titration therapy. The sample starter packs are given to physicians as a simple method for doctors to start their patients on a proper Niaspan titration, at no cost to and with maximum convenience for the patient. Accordingly, such starter packs will not be recognized as prescriptions. Following the three-week titration phase, the initial prescription strength will consist of a 1000 mg dose that the patient maintains for at least the first four weeks of therapy. Following the recommendations of their physicians, patients are expected to titrate to higher dosing strengths of up to 2000 mg per day based on therapeutic response and tolerability.

     Information delivered by the Company to physicians and patients will include a discussion about the flushing side effects of Niaspan, including the importance of proper dose titration and adherence to the Once-A-Night(TM) dosing regimen to reduce this side effect. Although most patients taking Niaspan will flush occasionally, the Company believes that the combination of Niaspan's formulation, its dosing regimen, and proper dose titration should result in an incidence of flushing episodes that are tolerable for most patients. Niaspan's dosing regimen provides for the drug to be taken once-a-day at bedtime; therefore, any flushing episodes will normally occur while the patient is sleeping. The Company believes that flushing during the night will not cause the discomfort or embarrassment that often accompanies the multiple daytime flushing episodes that occur with IR niacin.

     The Company has priced Niaspan below the statins. The Company believes that Niaspan's relatively low selling price combined with its favorable effects on multiple lipid components should make it attractive to the managed care market. The Company plans to expand the number of managed care sales specialists it has hired to address this market segment. The Company plans to license marketing rights to an established marketing partner in major international markets. To date, the Company has had no material discussions concerning such possible arrangements with other companies.

PRODUCTS UNDER DEVELOPMENT

     Six of the Company's seven products under development require NDA filings. Although NDA approvals are generally associated with products consisting of NCEs, which require extensive preclinical studies and clinical trials, the Company's products under development consist of new formulations of existing drugs. For products currently under development, the Company typically will be required to perform Phase I clinical pharmacology and Phase III safety and efficacy pivotal trials; limited preclinical toxicology studies will also be required on some products. Compared with the development of NCEs, the Company believes that such a product development strategy generally reduces regulatory risks and development costs and shortens overall development time. In order to take advantage of a certain market opportunity, the Company is developing one product that requires an ANDA filing. The Company has retained worldwide marketing rights for all of the products set forth in the table below.

                           PRODUCTS UNDER DEVELOPMENT

                                   PRODUCT DESCRIPTION AND     REGULATORY
 PRODUCT                           THERAPEUTIC APPLICATION       FILING          DEVELOPMENT STATUS
 -------                           -----------------------     ----------        ------------------
 CARDIOVASCULAR
   Nicostatin(TM)               Combination of Niaspan and a    NDA         Formulation; clinical
                                  currently marketed statin                   pharmacology expected to
                                  for lipid altering                          commence in 1998
   Isosorbide-5-Mononitrate(1)  Nitrate for angina              ANDA        Clinical pharmacology
                                                                              completed in June 1997;
                                                                              ANDA expected to be filed
                                                                              in 1998
   Captopril(1)                 ACE inhibitor for               NDA         Initial clinical pharmacology
                                  hypertension                                completed in 1997;
                                                                              formulation modification
                                                                              likely to be required
 RESPIRATORY (NON-CFC,
  METERED-DOSE INHALERS)
   Triamcinolone(2)             Inhaled steroid for asthma      NDA         Formulation; initial clinical
                                                                              pharmacology expected to
                                                                              commence in 1997
   Albuterol                    Beta-agonist for asthma         NDA         Formulation; clinical
                                                                              pharmacology expected to
                                                                              commence in 1998
   Flunisolide(2)               Inhaled steroid for asthma      NDA         Formulation; clinical
                                                                              pharmacology expected to
                                                                              commence in 1999
   Triamcinolone or             Inhaled steroid or              NDA         Formulation; clinical
     Albuterol(3)                 beta-agonist with novel                     pharmacology expected to
                                  device for treating asthma,                 commence in 1999
                                  primarily for the pediatric
                                  and geriatric markets

---------------

 (1) Being developed in collaboration with Fuisz. See "Collaborations."
 (2) Utilizing the Company's proprietary breath coordinated inhaler, currently under development.
 (3) Utilizing the Company's proprietary breath actuated inhaler, currently under development.

     Statements in the foregoing table and in the discussion that follows concerning the development status and the Company's expectations regarding its products under development are forward looking statements. These statements are subject to significant risks and uncertainties that could cause such statements to be inaccurate. Such risks and uncertainties include safety and efficacy problems frequently encountered when formulating new drug compounds; delays and expenses incurred during clinical testing; delays and expenses incurred during the regulatory approval process; delays and expenses incurred when filing, prosecuting, defending or enforcing patent claims or other intellectual property rights; changes in the target markets for such products; changes in economic conditions generally; and other risks and uncertainties. The Company may determine to discontinue or delay the development of any or all of its products under development at any time.

OTHER CARDIOVASCULAR PRODUCTS

     The Company is developing once-a-day, controlled-release prescription products for the treatment of lipid disorders, ischemic heart disease (including angina), and hypertension. In 1996, such disease segments of the cardiovascular market achieved aggregate sales in the United States of approximately $11.5 billion.

  Nicostatin(TM)

     Kos is developing internally Nicostatin(TM), which is a combination of Niaspan and a currently marketed statin for the treatment of mixed lipid disorders. The combination product will require a NDA. The Company believes that a Once-A-Night(TM) tablet combining such lipid-altering compounds represents an effective modality for treating patients with mixed lipid disorders. The Company also believes that this Once-A-Night(TM) product should offer significant improvements in patient compliance compared with taking each product independently under its recommended dosing regimen. The potential market for the combination product consists of patients with mixed lipid disorders, including high total and LDL cholesterol, high triglycerides, or low HDL cholesterol.

     Nicostatin(TM) is currently in the formulation development stage, and the Company expects that clinical pharmacology trials will commence in 1998. By or near the time of completion of the development of the combination product, the patent for the statin component of the compound will have expired, which will enable the Company to market its combination product following FDA approval. Although it is expected that generic versions of the statin component will be marketed following patent expiration, the Company believes that the positive effects of the combination product on multiple lipid components and the convenience associated with taking a single dose should support a price premium compared with taking Niaspan and a generic version of such statin separately.

     The combination product will be marketed by the same Kos specialty sales force that is marketing Niaspan to essentially the same group of physicians.

  Isosorbide-5-Mononitrate

     Kos is developing, in collaboration with Fuisz, a once-a-day, controlled-release, oral, generic version of IS-5-MN for the prophylactic treatment of angina pectoris. This product, which will be a branded generic requiring an ANDA filing, is being developed in order to provide Kos with a product for the anti-angina market and to expand its cardiovascular product line. A formulation of IS-5-MN has been developed and the Company completed an initial clinical pharmacology study during April 1997. The Company expects to complete its development, scale-up, and clinical program and file an ANDA for IS-5-MN during 1998. The Company intends to leverage its specialty sales force by having its sales representatives market IS-5-MN during physician office visits while detailing Niaspan.

     Angina pectoris is a cardiovascular related disorder that is characterized by thoracic pain and a feeling of suffocation, most often due to anoxia (lack of oxygen supply) to the myocardium precipitated by physical exertion or excitement. The treatment of angina pectoris includes several classes of therapeutic compounds including nitrates, beta-blockers, and calcium channel blockers. The beta-blockers and calcium channel blockers, as well as certain forms of nitrates, are long-acting preparations most commonly prescribed for prophylaxis of chronic angina pectoris. In 1996, U.S. sales of nitrate products approximated $626 million. The only currently marketed once-a-day mononitrate is the fastest growing product within the nitrate segment; U.S. sales of this product grew by 124% in 1996 from 1995. Kos is aware of at least two other companies that are developing a once-a-day formulation of IS-5-MN.

  Captopril

     The Company is also developing, in collaboration with Fuisz, a once-a-day, controlled-release captopril, an ACE inhibitor for the treatment of hypertension for which a NDA is required. At present, captopril is dosed as an IR tablet to be taken two or three times daily. The U.S. patent on the branded product expired in 1996, and there currently exist many generic forms of this immediate-release product. The Company believes that a once-a-day formulation of captopril would provide a competitive advantage compared with the generic versions of IR captopril.

     The Company's IND application for captopril was accepted by the FDA during the first half of 1997, and the Company subsequently completed an initial clinical pharmacology study. Based on a preliminary analysis of the results, the formulation likely will require modification. Currently, the Company, in collaboration with

Fuisz, is re-evaluating the development program for captopril in consideration of the feasibility of such formulation modification. If the formulation is modified, it would delay remaining clinical pharmacology studies required for approval of the product. There can be no assurances that the Company will elect to continue the development of captopril, or if it elects to do so, that the Company, in collaboration with Fuisz, would be able to successfully develop once-a-day captopril.

     Hypertension is a major health care problem in the United States that accounted for approximately half of all cardiovascular related physician visits in 1996. In 1996, U.S. sales of products addressing the antihypertensive disease segment were estimated to be in excess of $5.9 billion. In 1996, the U.S. ACE inhibitor market was approximately $2.7 billion in sales. In its existing two-to-three times a day dosage forms, sales of captopril in the United States were approximately $286 million in 1996. Kos is aware of one other company that is developing a once-a-day formulation of captopril.

RESPIRATORY PRODUCTS

     The Company is developing four respiratory products, dispensed in aerosolized MDI devices, for the treatment of asthma. All of the MDI products are being developed with non-CFC propellants, which are generally regarded as environmentally safe, and all products require a NDA filing with the FDA. The Company's management has considerable experience in formulating, manufacturing, and marketing aerosolized products.

     Currently, most MDI products use CFC propellants. Although, due to environmental concerns, the use of CFC propellants has been banned or severely restricted for most worldwide commercial uses, CFC's are still permitted in limited amounts for MDI pharmaceutical products under an "essential use" exemption available under the Montreal Protocol on Substances that Deplete the Ozone Layer. It is expected, however, that such "essential use" exemptions will grow more limited and will eventually expire. In anticipation of these future restrictions, and in light of market conditions, the Company does not intend to continue the development of a CFC-based generic albuterol product that the Company is currently testing in a clinical pharmacology trial. Thus, all of the Company's proposed MDI products are being developed with non-CFC propellants. See "Government Regulations" and "Patents and Proprietary Rights."

  Market Overview

     The respiratory market consists of the asthma and allergy segments. In 1996, the U.S. market for respiratory prescription drugs was $3.4 billion, of which the market for asthma products was $2.5 billion. Asthma is a complex respiratory disorder that results in troubled breathing due to inflammation and constriction of the bronchial airways, caused by factors including allergens, such as dust and pollen, or vigorous exercise. Asthma is principally treated by two classes of therapeutic compounds, bronchodilators and anti-inflammatory agents. Bronchodilators, which are used to open constricted airways during asthma, include beta-agonists (e.g., albuterol), xanthines (e.g., theophylline) and anti-cholinergics (e.g., ipratropium). Anti-inflammatories, which include cromolyns (e.g., cromolyn sodium) and corticosteroids (e.g., triamcinolone, beclomethasone, and flunisolide) are used to diminish inflammation causing the asthma. Each of these therapeutic compounds, except xanthines, is delivered primarily through MDI devices. Drug delivery through such MDI devices is believed to be the fastest growing form of drug delivery in the asthma market. Kos has focused on this mode of delivery for the asthma market because of its efficacy and because of management's experience with formulating and marketing aerosolized inhalation products.

  Triamcinolone With Breath Coordinated Inhaler ("BCI")

     Kos is developing a proprietary non-CFC formulation of triamcinolone to be used with the Company's proprietary breath coordinated inhaler ("BCI"). The Company believes that its BCI may improve the coordination of inhalation with actuation of medication, thereby offering possible benefits in patient compliance and uniform dose administration. Triamcinolone is a corticosteroid that is used to treat the underlying inflammation of asthma. Triamcinolone is currently in the formulation development stage and the Company expects clinical pharmacology trials to commence in 1997.

     Inhaled steroids are being widely prescribed because their efficacy for prophylactic treatment is greater than that of other asthma products that can be delivered through MDIs. Triamcinolone, marketed by only one U.S. producer, is the largest selling of the metered-dose inhaled steroids. U.S. sales of inhaled steroids were approximately $537 million in 1996, of which triamcinolone accounted for $235 million.

  Albuterol With Generic MDI

     The Company is developing a non-CFC formulation of albuterol to be dispensed in a generic MDI. Albuterol is a beta-agonist that is most commonly used to treat acute asthma attacks. This product is presently in the formulation development stage, and the Company expects that clinical pharmacology studies will commence in 1998. Although several generic competitors distribute CFC-containing products in the albuterol market, the Company believes market opportunities will exist for its non-CFC albuterol product. Albuterol is the most widely used MDI product approved for the treatment of asthma, with sales of $590 million in the United States in 1996, and the impending restrictions on CFC propellants could limit the use of currently marketed CFC albuterol products.

  Flunisolide With BCI

     Kos is developing a non-CFC formulation of flunisolide to be used with its BCI. Flunisolide is a long-acting inhaled steroid for the treatment of asthma. The Kos formulation of flunisolide is currently in development, and the Company expects clinical pharmacology trials to commence in 1998. Flunisolide, also marketed by only one U.S. producer, is the fastest growing inhaled steroid, with U.S. sales of approximately $146 million in 1996, representing an increase of 22% from 1995.

Breath Actuated Inhaler With Either Albuterol or Triamcinolone and Other Device Products

     Kos is developing a second proprietary MDI device, a breath actuated inhaler ("BAI"). The Company's BAI operates automatically and is being developed principally to address the difficulties in taking inhaled medication often faced by children and the elderly. The Company intends to develop the BAI with either its albuterol or triamcinolone non-CFC formulation. Clinical pharmacology trials with the BAI are expected to commence in 1999.

     The Company also is developing a proprietary inhalation dose counter designed to indicate when sufficient doses no longer remain in the aerosol canister, thereby alerting the patient to obtain a refill prescription. At present, the Company intends to use the inhalation dose counter on all of its proprietary inhalation devices.

COLLABORATIONS

     During fiscal year 1996, the Company entered into certain agreements with Fuisz, a company engaged in the development and commercialization of drug delivery and food applications. Pursuant to these agreements, one of which is a joint venture, the Company agreed to collaborate with Fuisz in the development of four products and reserve the right to commence collaboration on two other products. Following a detailed assessment of the commercial viability of these projects, Fuisz and Kos have agreed that, in addition to the joint venture, the companies will continue to collaborate only on the development of captopril and IS-5-MN.

     Under the terms of such agreements, other than the joint venture, Fuisz is responsible for formulating each product and Kos is responsible for the remainder of each development program. Kos also has exclusive rights to manufacture the formulated products and retains exclusive worldwide marketing rights upon exercising certain option rights. Under these agreements, Kos is obligated to pay the development costs and pay license and development fees based on milestone achievements. In addition, the Company will pay royalties to Fuisz based on product sales by Kos.

     The Company is collaborating with certain other firms in the development of its proprietary inhalation devices.

SPONSORED RESEARCH

  Boston University

     Kos is sponsoring basic research at Boston University focused on the role of apolipoproteins in cardiovascular and Alzheimer's diseases. The objective of the research program is to identify molecular agents involved so that pharmaceutical products can be developed for the cardiovascular and Alzheimer's indications. Two patents have been filed related to this research, one of which is owned by Boston University and licensed to the Company and one of which is jointly owned by Boston University and Kos. Although no products have yet been identified for development as a result of this research, the Company would pay royalties upon the sale of such products. The research is being led by Vassilis Zannis, Ph.D., Professor and Director of the Section of Molecular Genetics of the Cardiovascular Institute at Boston University Medical Center. Dr. Zannis is recognized as a leading expert in the research of apolipoproteins.

  Tufts University

     Since 1988, Kos has also been sponsoring research at Tufts University aimed at identifying and characterizing the pathophysiological significance of mast cell degranulation and mast cell-derived mediators in such diseases as migraine, irritable bowel syndrome, interstitial cystitis, multiple sclerosis, and recently, ischemic heart disease. This research has generated three issued U.S. patents, licensed to Kos, covering the use of inhibitors of mast cell degranulation for the treatment of migraines, as well as five other patent applications claiming other therapeutic areas. Although no products have yet been identified for development as a result of this research, the Company would pay royalties upon the sale of such products. This research is being led by T.C. Theoharides, Ph.D., M.D., Professor of Pharmacology and Medicine at Tufts University School of Medicine and is being conducted at Tufts and the New England Medical Center.

     The Company's sponsorship of both research programs currently aggregates approximately $500,000 annually. Kos intends to seek additional industry development partners as research and development efforts increase. Kos has exclusive worldwide rights to all compounds related to the research conducted at both universities.

LICENSING AND OTHER ACTIVITIES

     The Company intends to pursue collaborative opportunities, including licensing the use of selected products and technologies from third parties ("in-licensing"); acquisition of complementary technologies, products, or companies; product co-marketing arrangements; joint ventures; and strategic alliances. Many existing pharmaceutical products, or products currently under development, may be suitable candidates for specialty promotional or co-marketing campaigns. Accordingly, Kos intends to identify licensing, co-marketing, and product acquisition opportunities that can complement the Company's future product portfolio. In situations where third-party drug delivery technologies are complementary to the Company's drug development formulation capabilities, the Company may pursue licensing rights for such technology. The Company may also consider licensing certain of its products and technologies to third parties ("out-licensing").

     In particular, the Company intends to leverage its established specialty sales force, expected to consist of more than 125 experienced pharmaceutical field sales representatives in 1998, by pursuing acquisitions or licenses for currently marketed or late-development-stage cardiovascular products to complement its currently marketed Niaspan product. To date, the Company has had no material discussions concerning such possible arrangements with other companies. There can be no assurance that the Company will be able to identify any suitable product candidate or, if identified, that a favorable agreement can be consummated.

     The Company intends to license marketing rights to Niaspan for markets outside the United States to one or more established international pharmaceutical companies. To date, the Company has had no material discussions concerning such possible arrangements with other companies. Ultimately, the Company will consider establishing its own sales organization in selected foreign markets.

MARKETING

     Kos intends to market its branded proprietary products in the United States through its own specialty sales force. A fundamental element of the Company's product selection strategy is to focus on products where a relatively concentrated group of specialist physicians account for a significant portion of the prescriptions for the therapeutic indication addressed by the Company's products. See "Business -- Niaspan -- Marketing Strategy for Niaspan."

     The Company expects to increase its detailing efforts to a larger group of cardiovascular specialists and other frequent prescribers of lipid-altering medications through additional full-time field sales representatives and the establishment of its own specialized flex-time (or part-time) sales force. The Company will also consider co-promoting Niaspan with an established pharmaceutical company to augment the Company's own detailing efforts. During 1997, the Company has had limited discussions with several pharmaceutical companies to co-promote Niaspan; however, there can be no assurance that a favorable agreement can be consummated.

PATENTS AND PROPRIETARY RIGHTS

     The Company actively seeks, when appropriate and available, protection for its products and proprietary information by means of United States and foreign patents, trademarks, trade secrets and contractual arrangements. Patent protection in the pharmaceutical field, however, can involve complex legal and factual issues. Moreover, broad patent protection for new formulations or new methods of use of existing chemical entities is sometimes difficult to obtain and often of limited usefulness, primarily because the active ingredient and many of the formulation techniques have been known for some time. Consequently, some patents claiming new formulations or new methods of use for old drugs may not provide meaningful protection against competition. Nevertheless, the Company intends to seek patent protection when appropriate and available and otherwise to rely on regulatory-related exclusivity and trade secrets to protect certain of its products, technologies and other scientific information. There can be no assurance, however, that any steps taken to protect such proprietary information will be effective.

     The Company has a patent application pending in the U.S. Patent and Trademark Office ("PTO") with claims covering Niaspan's method of use consistent with its recommended once-a-day dosing regimen. The Company has been advised by the patent examiner that certain of these claims are allowable, but none of these claims have yet been issued as a patent by the PTO. The patent examiner has, however, indicated that the PTO's Board of Interference may declare an interference between such Kos application and a method-of-use patent issued to a privately owned generic manufacturer allegedly claiming the same dosing regimen invention.

     On February 7, 1997, the Company and such generic manufacturer entered into an agreement pursuant to which the parties agreed to resolve, as between themselves, the effects of such potential interference by granting each other licenses under their respective patent application and patent, regardless of whether such licenses would be required. Accordingly, under the agreement, the generic manufacturer granted the Company a license to sell products under the generic manufacturer's above referenced patent, under a formulation patent owned by such generic manufacturer, and under corresponding foreign patents owned by such generic manufacturer, and the Company granted the generic manufacturer the right to sell such generic manufacturer's products that are covered by the claims in the Company's patent application and corresponding foreign applications owned by the Company. As consideration for entering into the agreement, the Company agreed to pay the generic manufacturer certain license fees and royalties on the net sales of Niaspan subject to a cap on such royalty payments in the United States and a separate cap on such payments outside the United States. Neither the license fees nor the royalty payments are material to the financial condition of the Company. The Company may sublicense its rights under the agreement to third parties to make, use, or sell products developed by or for the Company. The generic manufacturer may not sublicense or transfer the license granted to it by the Company, although the generic manufacturer may sublicense to third parties the right to supply to the generic manufacturer or market with or on behalf of the generic manufacturer, products that are covered by the generic manufacturer's patents but which are not covered by the Company's patent application. The Company may terminate the agreement after February 7, 2001.

     The Company is aware that certain European and U.S. patents have been issued with claims covering products that contain certain self-propelling non-CFC aerosol formulations. The European patents are currently subject to an opposition proceeding in Europe, and certain claims in such patents have been held invalid in the United Kingdom. Certain or all of the Company's aerosol products under development may use a formulation covered by such European or U.S. patents. In such event the Company would be prevented from making, using or selling such products unless the Company obtains a license under such patents, which license may not be available on commercially reasonable terms, or at all, or unless such patents are determined to be invalid or unenforceable in Europe or the United States, respectively. The Company's development of products that are covered by such patents and its failure to obtain licenses under such patents in the event such patents are determined to be valid and enforceable could have an adverse effect on the Company's business.

     Various inhalation devices, technologies, and methods of use licensed from, or assigned to Kos by, researchers and engineers engaged in development projects or sponsored research on behalf of Kos are the subject of four issued and one allowed U.S. patent, as well as various corresponding foreign patents. Similar patents applied for in other foreign countries are pending and being pursued by the Company. Six patent applications on certain of the Company's products under development and pertaining to certain of the sponsored research activities are pending at the PTO. The Company believes that most of the once-a-day oral products in development under Kos' agreements with Fuisz are protected by various technology patents in the name of Fuisz.

     There can be no assurance that the patents owned and licensed by the Company, or any future patents, will prevent other companies from developing similar or therapeutically equivalent products or that others will not be issued patents that may prevent the sale of Company products or require licensing and the payment of significant fees or royalties by the Company. Furthermore, there can be no assurance that any of the Company's future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that the Company's patents or future patents will give the Company an exclusive position in the subject matter claimed by those patents.

     Niaspan and "Kos" are the Company's principal registered trademarks, although other applications for registration of trademarks and service marks are currently pending in the PTO and additional applications are in the process of being filed.

MANUFACTURING

     In order to maximize the quality of developed products, assure compliance with regulatory requirements, and minimize costs, the Company intends to manufacture all of its products internally. The Company currently produces Niaspan at its Hollywood, Florida facility, which has been inspected and approved by the FDA, and intends to begin production of Niaspan at its Edison, New Jersey facility in 1998. The Company's Edison facility is currently configured, and largely equipped, to manufacture aerosol inhalation products as well as solid-dose products. Although the Company believes that both its Hollywood and Edison facilities currently operate using cGMP as required by the FDA for the manufacture of product to be sold or used in clinical trials, the Edison facility requires inspection and approval by the FDA before production for commercial sale can commence. The Company believes that it has produced adequate inventory to support the launch of Niaspan. The Company also believes that it has sufficient capacity, with limited additional capital outlays, to accommodate sales volume for both solid-dose and aerosol products through the year 2000.

     The Company intends initially to contract the packaging of its solid-dose and aerosol products to third parties. The Company intends to begin in-house packaging operations once product sales volumes justify the capital expenditures required to establish such capabilities. Certain of the Company's raw materials, including the active ingredient in Niaspan, niacin, are currently obtained from single sources of supply. The Company does not have a contractual arrangement with its supplier of niacin. There are, however, other bulk chemical manufacturers capable of supplying cGMP-grade niacin, and the Company is in the process of qualifying such additional sources of supply. The Company intends, to the extent possible, to identify multiple sources for all of its key raw materials, although an alternate source for at least one such material will not be available because of the supplier's patent rights.

COMPETITION

     The Company's products will compete with existing or future prescription pharmaceuticals and vitamins in the United States, Europe and elsewhere. Competition among these products will be based on, among other things, efficacy, safety, reliability, availability, price and patent position. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection, discover new drugs or establish collaborative arrangements for drug research. Many of the Company's existing or potential competitors have substantially greater financial, technical, and human resources than the Company and may be better equipped to develop, manufacture and market competitive products.

     The Company's cardiovascular and respiratory products, when developed and marketed, will compete in most cases with well established products containing the same active ingredient already being marketed by medium-sized and large pharmaceutical companies in the United States. For example, the Company's captopril formulation, if successfully commercialized, will compete with several other ACE inhibitors that are currently available, all of which have approval for treatment of certain indications using once-a-day administration. Kos is aware of one other company that is developing a once-a-day formulation of captopril. Further, the Company's triamcinolone and flunisolide formulations, if successfully commercialized, each will compete with another triamcinolone and flunisolide product, respectively, already being marketed in the United States. Although such competing products are sold only in a CFC version, the Company believes that the originators are developing non-CFC versions.

     Moreover, there are numerous manufacturers of niacin preparations indicated for use as vitamin supplements or, in IR form, for treatment of hyperlipidemia. The Company is not aware that any such manufacturer is actively pursuing a NDA for the once-a-day use of niacin as a lipid-altering agent. The Company believes, however, that a generic manufacturer has performed an early-stage clinical study using niacin as a once-a-day treatment for lipid-altering. Further, the Company's Niaspan product will compete with many existing lipid-altering medications, which currently account for more than 90% of the lipid-altering market.

GOVERNMENT REGULATION

     The development, manufacture and potential sales of prescription pharmaceutical products is subject to extensive regulation by U.S. and foreign governmental authorities. In particular, pharmaceutical products are subject to rigorous preclinical and clinical testing and to other approval requirements by the FDA in the United States under the Federal Food, Drug and Cosmetic Act ("FFDCA") and the Public Health Service Act and by comparable agencies in most foreign countries.

     Before testing of any agents with potential therapeutic value in healthy human test subjects or patients may begin, stringent government requirements for preclinical data must be satisfied. The data, obtained from studies in several animal species, as well as from laboratory studies, are submitted in an IND application, or its equivalent in countries outside the United States, where clinical trials are to be conducted. The preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

     Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, which frequently begins with the initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse affects, dosage, tolerance, absorption, metabolism, excretion and other elements of clinical pharmacology. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites, in order to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

     Data from preclinical and clinical trials are submitted to the FDA as a NDA for marketing approval and to other health authorities as a marketing authorization application. The process of completing clinical trials for a new drug is likely to take a number of years and require the expenditure of substantial resources. Preparing a NDA or marketing authorization application involves considerable data collection, verification, analysis and expense, and there can be no assurance that approval from the FDA or any other health authority will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny a NDA or marketing authorization application if the regulatory criteria are not satisfied, or such authorities may require additional testing or information.

     Even after initial FDA or other health authority approval has been obtained, further trials, including Phase IV post-marketing trials, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities require post-marketing reporting to monitor the adverse effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in manufacturing facility, an application seeking approval of such changes must be submitted to the FDA or other regulatory authority.

     The FFDCA also provides for NDA submissions that may rely in whole or in part on preclinical and clinical safety and efficacy data that are publicly available or are allowed to be referenced from another NDA. The Company may be able to utilize existing publicly available safety and efficacy data in filing NDAs for controlled-release products when such data exist for an approved immediate-release version of the same chemical entity. The Company intends to utilize all relevant available data for its products under development, where appropriate, in order to reduce preclinical and clinical testing and overall development time. There can be no assurance, however, that the FDA will accept such data in the Company's applications, or that such existing data will be available or useful.

     Certain amendments to the FFDCA established abbreviated application procedures for obtaining FDA approval for generic versions of brand name prescription drugs that are off patent or whose marketing exclusivity has expired. Approval to manufacture and market generic drugs is obtained by filing ANDAs. As a substitute for clinical trials, the FDA requires, among other items, data demonstrating that the ANDA drug formulation is bioequivalent to the previously approved brand name formulation. The advantage of the ANDA approval is that an ANDA applicant is not required to conduct preclinical studies and clinical trials to demonstrate that the product is safe and effective for its intended use.

     Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. Further, the FDA regulates the export of products produced in the United States and may prohibit the export even if such products are approved for sale in other countries.

     The Company's research and development involves the controlled use of hazardous materials, chemicals, and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of those materials comply with state and federal regulations, the risk of contamination or injury from these materials cannot be eliminated. In the event of such contamination or injury, the Company could be held liable for resulting damages, which could be material to the Company's business, financial condition and results of operations. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. Any violation of, and the cost of compliance with, these laws and regulations could materially and adversely affect the Company.

     Completing the multitude of steps necessary prior to the commencement of marketing requires the expenditure of considerable resources and a lengthy period of time. Delay or failure in obtaining the required approvals, clearances, permits or inclusions by the Company or its future corporate partners or licensees, if any, would have a material adverse effect on the ability of the Company to generate sales or royalty revenue. Further, the passage and implementation of new or changed laws or regulations or the potential impact on the Company of such actions cannot be anticipated.

EMPLOYEES

     As of September 2, 1997, the Company had 249 permanent employees, of which 111 were engaged in marketing and sales, 76 were engaged in research and development, 39 were in manufacturing, and 23 were in administration. No employee is represented by a union. The Company regularly employs the services of outside consultants with respect to regulatory, scientific, and certain administrative and commercial matters. The Company expects to continue to require the services of such outside consultants. The Company believes its employee relations are good.

FACILITIES

     The Company leases approximately 10,000 square feet for its executive offices pursuant to a lease that expires in December 2000. The Company leases approximately 23,500 square feet in adjacent buildings in Hollywood, Florida, which are used for the research and development and solid-dose manufacturing operations. These leases expire in November 2000, assuming the Company elects to exercise certain renewal options. The Company leases approximately 13,000 square feet in Miami Lakes, Florida, which are used for research and administrative offices. This lease expires in December 2000, assuming the Company elects to exercise certain renewal options. The Company also occupies approximately 21,500 square feet of space in Edison, New Jersey under a lease that expires in October 2003, assuming the Company elects to exercise a five-year renewal option. The Edison, New Jersey facility is used for research and development, solid-dose manufacturing, and aerosol manufacturing.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending against the Company or its properties or to which the Company is a party.

                                   MANAGEMENT

     The following table provides information regarding the directors, executive officers, and other key employees of the Company as of September 2, 1997:

DIRECTORS AND EXECUTIVE OFFICERS

NAME                                   AGE   POSITION
----                                   ---   --------
Michael Jaharis......................  69    Chairman of the Board
Daniel M. Bell.......................  55    President, Chief Executive Officer, and Director
Robert E. Baldini....................  66    Vice Chairman of the Board
John Brademas, Ph.D. ................  70    Director(1)
Steven Jaharis, M.D. ................  37    Director(1)(2)
Louis C. Lasagna, M.D. ..............  74    Director(1)
Mark Novitch, M.D. ..................  65    Director(2)
Frederick B. Whittemore..............  66    Director(1)(2)
David J. Bova........................  51    Senior Vice President, Product Development
Duncan H. Cocroft....................  54    Senior Vice President, Chief Administrative Officer
Anthony J. Cutie, Ph.D. .............  53    Vice President, Aerosol Research & Development
David L. Heatherman..................  50    Vice President, Sales & Marketing
Frederick A. Sexton..................  38    Vice President, Technical Operations

OTHER KEY EMPLOYEES

NAME                                   AGE   POSITION
----                                   ---   --------
George A. Blews......................  39    Vice President, Treasurer
Mark McGovern, M.D...................  44    Vice President, Medical Affairs
Marvin F. Blanford, Pharm.D..........  49    Vice President, Compliance
Eugenio A. Cefali, Ph.D..............  38    Vice President, Clinical Pharmacology
Arthur W. Brinkmann..................  62    Director of Human Resources
Christopher P. Kiritsy...............  32    Director of Financial Analysis & Business Planning
Mukesh P. Patel......................  40    Director of Licensing
Juan F. Rodriguez....................  30    Controller

---------------

(1) Member of the Audit Committee
(2) Member of the Compensation and Stock Option Committee

     Michael Jaharis, a founder of the Company, has, since its inception and until the IPO, funded the operations of the Company and served as Chairman of the Board. In this position, Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions. From 1972 until its acquisition by Schering-Plough Corporation ("Schering-Plough") in 1986, Mr. Jaharis served as the President and Chief Executive Officer of Key Pharmaceuticals, Inc. ("Key Pharmaceuticals"). Mr. Jaharis also serves as Chairman of Kos Investments and Kos Holdings, as Trustee of Tufts University, and as Chairman of the Board of Overseers of Tufts University School of Medicine.

     Daniel M. Bell, a founder of the Company, has served as a Director and as the President and Chief Executive Officer of the Company since its inception. Mr. Bell also serves as a director of Kos Investments and Kos Holdings and as a director of two private companies in which Kos Investments or Michael Jaharis is the largest shareholder. From 1983 to 1986, Mr. Bell was employed by Key Pharmaceuticals and was serving as its Executive Vice President and Chief Operating Officer at the time of its acquisition by Schering-Plough in June 1986.

     Robert E. Baldini has served as Vice Chairman of the Board since July 1996 and as a senior marketing consultant to the Company since April 1996. In these positions, Mr. Baldini serves as an executive officer of the Company. In addition to performing services for the Company, Mr. Baldini serves as a consultant to, and director of, several private pharmaceutical and medical device companies. Mr. Baldini served Key Pharmaceuticals from 1982 to 1986 as Senior Vice President of Sales and Marketing. Following its acquisition by Schering-Plough, he continued with the Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President.

     John Brademas, Ph.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Brademas has been President Emeritus of New York University since 1992. Prior to 1992, he was President of New York University for eleven years and was the U.S. Representative in Congress for Indiana's Third District for twenty-two years. Dr. Brademas serves as a director of Texaco, Inc., Oxford University Press-USA, Scholastic, Inc., and Loews Corporation. He is a former Chairman of the Federal Reserve Bank of New York and a former director of the New York Stock Exchange.

     Steven Jaharis, M.D. has served as a Director of the Company since its inception. Dr. Jaharis has been a practicing physician since 1990 and currently serves as a family practitioner at Rush Prudential H.M.O. Dr. Jaharis is the son of Michael Jaharis.

     Louis C. Lasagna, M.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Lasagna has served as the Dean of the Sackler School of Graduate Biomedical Sciences at Tufts University since 1984. Dr. Lasagna serves as a director of Astra U.S.A. Inc., a subsidiary of Astra AB,
R. P. Scherer Corp., and serves on the scientific advisory board of BioSpecifics Technologies Corporation.

     Mark Novitch, M.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Novitch has served as Professor of Health Care Sciences at George Washington University since 1994. Dr. Novitch was with The Upjohn Company from 1985 to 1993, last serving as its Vice Chairman. From 1971 to 1985, Dr. Novitch was with the FDA, serving as Deputy Commissioner from 1981 to 1985. Dr. Novitch serves as a director of Alteon, Inc., Guidant Corporation, Neurogen Corporation, and Calypte Biomedical, Inc.

     Frederick B. Whittemore has served as a Director of the Company since the completion of the Company's IPO. Mr. Whittemore has been with Morgan Stanley Group since 1958 and presently serves as Advisory Director. Mr. Whittemore is a director of various mutual funds organized under Morgan Stanley Asset Management, Inc. Mr. Whittemore also serves as a director of Chesapeake Energy Corporation, PartnerRe Holdings, Ltd., and Integon, Inc.

     David J. Bova, a founder of the Company, has directed the Company's product development efforts since inception and now serves as Senior Vice President, Product Development. Prior to the founding of Kos, Mr. Bova was at Key Pharmaceuticals from 1981 until its acquisition by Schering-Plough; he continued with Schering-Plough until the founding of Kos in 1988. At Key Pharmaceuticals, he last served as the Director of Product Development. Prior to 1981, Mr. Bova was employed by the USV pharmaceutical operation of Revlon Healthcare.

     Duncan H. Cocroft, joined the Company in September 1997 and serves as Senior Vice President, Chief Administrative Officer. Mr. Cocroft most recently served as Vice President and Chief Financial Officer of International Multifoods Corporation from 1990 to 1997. He previously served as Vice President and Treasurer for SmithKline Beecham plc., from 1987 to 1990. Mr. Cocroft also served as Vice President and Treasurer of PHH Group, Inc., from 1979 to 1987.

     Anthony J. Cutie, Ph.D. serves as Vice President, Aerosol Research and Development; he has been the Chief Scientific Officer of the Company's aerosol subsidiary since its founding in 1993. For more than 25 years, Dr. Cutie has been an industry consultant in pharmaceutical aerosols and he has worked with over 50 pharmaceutical companies ranging from large multinationals to small generic companies. He has served as a consultant for the FDA, and he has been an active member of various United States Pharmacopia committees and two aerosol committees of the American Association of Pharmaceutical Scientists. Dr. Cutie also serves as Professor of Industrial Pharmacy at Long Island University.

     David L. Heatherman has served as Vice President, Sales and Marketing since July 1996. Mr. Heatherman worked for Schering-Plough from 1972 to 1996 in several capacities including Senior Product Promotion Director, Regional Sales Director, and last serving as Managed Care Director.

     Frederick A. Sexton joined the Company in January 1996 and serves as Vice President, Technical Operations. Prior to joining the Company, Mr. Sexton was employed by Boehringer Ingelheim Pharmaceuticals from 1984 through 1995 in various production and quality assurance positions involving solid-dose and aerosol products. Prior to 1984, Mr. Sexton was employed by Ayerst Laboratories in research and production positions.

     George A. Blews joined Kos in May 1997 and serves as Vice President, Treasurer. Before joining Kos, Mr. Blews served as Vice President, Controller at FLA Orthopedics, Inc. since 1995. Mr. Blews served in various positions in finance and operations of Ares Serono, Inc. from 1991 to 1994. Mr. Blews worked for Baxter International, Inc. from 1982 to 1991 in various accounting and finance positions.

     Mark E. McGovern, M.D. joined the Company in March 1997 and serves as Vice President, Medical Affairs. Prior to joining the Company, Dr. McGovern was employed by Bristol-Myers Squibb Co. from 1986 to 1997 in various clinical research and development capacities, last serving as Executive Director, Heart Failure/Arteriosclerosis Clinical Research. Prior to 1986, Dr. McGovern was a Fellow at Georgetown University Medical Center. Dr. McGovern is board certified in Internal Medicine and Cardiology.

     Marvin F. Blanford, Pharm. D. joined Kos in 1996 and serves as Vice President, Compliance. Dr. Blanford was the Director of Clinical Research for Noven Pharmaceuticals, Inc. from 1992 to 1995. Prior to joining Noven, Dr. Blanford was vice president of a major independent clinical research organization. Dr. Blanford also worked for Key Pharmaceuticals as a research manager from 1981 through 1984.

     Eugenio A. Cefali, Ph.D. joined the Company in January 1994 and serves as Vice President, Clinical Pharmacology. Dr. Cefali was responsible for clinical pharmacology and Phase IV clinical research at Whitby Pharmaceuticals from 1991 to 1994. Prior to 1991, Dr. Cefali was a Key Pharmaceuticals and Schering-Plough where he was responsible for in-vivo evaluation of certain oral sustained release and transdermal dosage forms.

     Arthur W. Brinkmann has served as Director, Human Resources since September 1991. Mr. Brinkmann was Director of Human Resources at Key Pharmaceuticals and Schering-Plough from 1984 to 1989. Prior to Key Pharmaceuticals, Mr. Brinkmann worked in human resources at Johnson & Johnson for twenty-one years.

     Christopher P. Kiritsy joined the Company in June 1995 and serves as Director, Financial Analysis and Business Planning. Prior to joining the Company, Mr. Kiritsy was with Institute of Molecular Biology, Inc., a development stage biotechnology concern, from 1988 to 1995, where he last served as Associate Director of Product Development.

     Mukesh P. Patel has served as Director, Licensing since July 1991. Mr. Patel was employed by Glaxo in London, England for eleven years prior to joining the Company, last serving as an International Licensing Executive for Glaxo Holdings.

     Juan F. Rodriguez, a certified public accountant, joined the Company in November 1995 and serves as Controller. Prior to joining Kos, Mr. Rodriguez was employed by the accounting firms of Rosen and Co. from 1994 to 1995 and Arthur Andersen LLP from 1991 to 1994.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation during the fiscal years ended June 30, 1997, 1996 and 1995, paid to or earned by the Company's Chief Executive Officer and the four other highest paid executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                              ------------------------------------
                                                 ANNUAL COMPENSATION                   AWARDS              PAYOUTS
                                          ---------------------------------   -------------------------    -------
                                                                              RESTRICTED    SECURITIES
                                                              OTHER ANNUAL      STOCK       UNDERLYING      LTIP      ALL OTHER
                                          SALARY     BONUS    COMPENSATION     AWARD(S)    OPTIONS/SARS    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR     ($)       ($)          ($)           ($)           (#)           ($)        ($)(1)
---------------------------        ----   -------   -------   -------------   ----------   ------------    -------   ------------
Daniel M. Bell                     1997   262,500   150,000           --            --            --            --       4,329
  President and Chief Executive    1996   246,000        --           --            --       750,000(2)         --       4,928
  Officer                          1995   246,000    10,000           --            --            --            --       1,814

David J. Bova                      1997   201,250    25,000           --            --            --            --       1,295
  Senior Vice President,           1996   185,000    25,000           --            --            --            --       1,091
  Research and Development         1995   185,000        --           --            --            --            --         726

Frederick A. Sexton                1997   157,500     7,500           --            --            --            --         103
  Vice President,                  1996    72,500    28,000           --            --        40,000            --      21,431
  Technical Operations             1995        --        --           --            --            --            --          --

Anthony J. Cutie                   1997   150,000        --           --            --            --            --       7,289
  Vice President,                  1996   137,500        --           --            --        50,000            --       6,547
  Aerosol Research & Development   1995   106,250     5,208           --            --            --            --       4,715

David L. Heatherman                1997   143,950    10,000           --            --        40,000            --         392
  Vice President,                  1996        --        --           --            --            --            --          --
  Sales & Marketing                1995        --        --           --            --            --            --          --

---------------

(1) Consists of life insurance premiums and, in 1996 for Mr. Sexton only, $21,431 of relocation expenses paid by the Company.
(2) The options were originally granted to Mr. Bell in August 1988. The option terms were amended on June 20, 1996, to extend the expiration date of the options from December 1996 to June 20, 2006. Other material terms of options, including the exercise price, were not changed. The options are currently exercisable.

     The following table contains information about stock option grants to the Named Executive Officers during the fiscal year ended June 30, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                          ---------------------------------------------------------       VALUE AT ASSUMED
                          NUMBER OF                                                        ANNUAL RATE OF
                          SECURITIES      % OF TOTAL                                  STOCK PRICE APPRECIATION
                          UNDERLYING    OPTIONS GRANTED    EXERCISE OR                   FOR OPTION TERM(1)
                           OPTIONS       TO EMPLOYEES      BASE PRICE    EXPIRATION   ------------------------
                          GRANTED(#)    IN FISCAL YEAR      ($/SHARE)       DATE        5%($)         10%($)
                          ----------   -----------------   -----------   ----------   ---------      ---------
Daniel M. Bell..........        --              --               --             --           --             --
David J. Bova...........        --              --               --             --           --             --
Frederick A. Sexton.....        --              --               --             --           --             --
Anthony J. Cutie........        --              --               --             --           --             --
David L. Heatherman.....    40,000            14.1%          $15.00       12/20/06     $377,337       $956,246

---------------

(1) Amounts reflect hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the option was granted through the expiration date.

     The following table provides information about the number and value of options held by the Named Executive Officers at June 30, 1997:

                         FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES
                                      UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                       OPTIONS AT FY-END(#)        MONEY OPTIONS AT FY-END($)(1)
                                   ----------------------------    ------------------------------
                                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                                   -----------    -------------    ------------    --------------
Daniel M. Bell...................    750,000             --         $20,362,500       $     --
David J. Bova....................    275,000             --           7,425,000             --
Frederick A. Sexton..............     10,000         30,000             207,500        622,500
Anthony J. Cutie.................     37,500         12,500             778,125        259,375
David L. Heatherman..............         --         40,000                  --        510,000

---------------

(1) The option value is based on the difference between the fair market value of the shares on June 30, 1997, which was $27.75 per share, and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.

  Election, Committees, and Compensation of Directors

     The Board of Directors has established two committees, a Compensation and Stock Option Committee (the "Compensation Committee") and an Audit Committee. The Compensation Committee administers the Company's 1996 Stock Option Plan (the "Option Plan") including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the Option Plan. The Compensation Committee administers the Company's other compensation programs and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee is comprised of Dr. Jaharis, Dr. Novitch, and Mr. Whittemore.

     The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financing controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. The Audit Committee is comprised of Dr. Brademas, Dr. Jaharis, Dr. Lasagna, and Mr. Whittemore.

     Each non-employee director of the Company, is entitled to receive a fee of $1,000 for attendance at each meeting of the Board of Directors. In addition, each non-employee director is entitled to receive $500 for attendance at each meeting of a committee of the Board of Directors. All directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

     Each non-employee director is entitled to receive an option to purchase 5,000 shares of Common Stock upon their appointment to the Board of Directors and is entitled to receive an option to purchase 3,000 shares of Common Stock annually thereafter, so long as they continue to serve on the Board of Directors.

     Michael Jaharis has elected not to receive fees or stock options in connection with his serving as Chairman of the Board. Although Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions, he has never been paid compensation by the Company for acting in such capacity. However, the Company leases an automobile for Mr. Jaharis' use.

  Compensation Committee Interlocks and Insider Participation

     Prior to the Company's IPO, at which time the Board of Directors established the Compensation Committee, Michael Jaharis, the Company's Chairman of the Board, and Daniel M. Bell, the Company's President and Chief Executive Officer, participated in deliberations of the Company's Board of Directors concerning executive officer compensation. Following March 12, 1997, all decisions regarding compensation of the Company's executive officers have been subject to the authority of the Compensation Committee.

  Compensation Committee Report on Executive Compensation

     The Compensation Committee is responsible for administering the Company's executive compensation, including base salaries, bonuses and awards of stock options. The Compensation Committee currently consists of Dr. Jaharis, Dr. Novitch and Mr. Whittemore, each of whom is a non-employee director of the Company.

     In determining the compensation of the Company's executive officers, the Compensation Committee takes into account all factors which it considers relevant, including business conditions in general and the Company's performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. The structure of each executive compensation package is weighted towards incentive forms of compensation so that such executive's interests are aligned with the interests of the stockholders of the Company. The Compensation Committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to stockholders in the success of the Company. The compensation program for executive officers in fiscal year 1997 consisted of grants of stock options, in addition to base salaries, bonuses and reimbursement of certain costs and expenses.

     As indicated below, the Company entered into an employment agreement dated as of July 1, 1996, with Mr. Bell, the Company's President and Chief Executive Officer. As President and Chief Executive Officer, Mr. Bell's bonus and stock option compensation is directly related to corporate performance. A portion of Mr. Bell's compensation for the fiscal year ended June 30, 1997, was determined by the Board of Directors prior to the establishment of the Compensation Committee. The factors that both the Board of Directors and the Compensation Committee considered in determining Mr. Bell's compensation were as follows. Mr. Bell is a co-founder of the Company and has been primarily responsible, since its inception, for managing the Company in its effort to develop and obtain regulatory approval to market its first product, Niaspan. Mr. Bell has also been primarily responsible for the successful hiring of the Company's management team and the scale-up of its manufacturing and marketing operations to support the commercial launch of Niaspan. Finally, Mr. Bell was instrumental in the success of the Company's initial public offering of Common Stock in March 1997.

  Confidentiality and Intellectual Property Agreements

     Each employee of the Company has entered into a Confidentiality Agreement that: (i) prohibits the employee from disclosing confidential information relating to the Company; and (ii) provides that intellectual property conceived by the employee during the term of employment and relating to the business of the Company remains the exclusive property of the Company.

  Employment Agreements

     The Company entered into an employment agreement with Daniel M. Bell dated as of July 1, 1996. Under the agreement, Mr. Bell serves as President and Chief Executive Officer of the Company for a term expiring on June 30, 2002, unless earlier terminated for cause, upon the death or disability of Mr. Bell, or, at the election of Mr. Bell, upon a change in control of the Company. In the event that Mr. Bell is terminated without cause or upon a change in control of the Company, Mr. Bell is entitled to receive as severance compensation his base salary, bonus compensation and annual stock options until the later to occur of the date thirty-six months after such termination and June 30, 2002. The agreement provides that Mr. Bell receive base annual compensation of $250,000 for each year during the term of the agreement, subject to an annual increase in an amount to be determined by the Board of Directors. Under the agreement, Mr. Bell also receives an annual bonus and an annual stock option grant in amounts to be determined by the Board of Directors based upon Mr. Bell's and the Company's performance. Mr. Bell was paid a bonus of $150,000 in December 1996. The agreement also provides that the Company will provide Mr. Bell with the use of an automobile. Mr. Bell is prohibited from competing with the Company during the term of the agreement and for two years after termination thereof.

     The Company entered into an employment agreement with David Bova dated as of June 15, 1996, pursuant to which Mr. Bova serves as Senior Vice President of the Company. This agreement constitutes an amendment and restatement of a previous employment agreement with Mr. Bova, dated December 18, 1992. Under the agreement, the term of Mr. Bova's employment terminates on December 31, 1997, unless earlier terminated for cause, upon the death or disability of Mr. Bova, or, at the election of Mr. Bova, upon a change in control of the Company. Notwithstanding the foregoing, the Company may exercise an option to extend the term of the agreement for up to twenty-four additional months. The agreement provides that Mr. Bova receive a base salary of $195,000 per year, which amount may be increased by the Company. In December 1996, the Company's Board of Directors determined to award a $25,000 bonus to Mr. Bova, payable to Mr. Bova in 1997. In the event that Mr. Bova is terminated without cause or upon a change in control of the Company, Mr. Bova is entitled to receive as severance compensation his base salary until December 31, 1997. In addition, the agreement provides that Mr. Bova receive royalties in an amount equal to one percent of the net sales of the Company's Niaspan product and its combination product through December 31, 2003, up to a cap of $4,000,000. The agreement provides that, under certain enumerated circumstances, the royalty amount may be reduced to 0.5% of net sales. The agreement also provides that under certain specific circumstances, the Company's obligation to pay royalties may cease upon Mr. Bova's termination with the Company. The agreement prohibits Mr. Bova from competing with the Company during the term of the agreement and for a period of two years after the termination thereof.

     The Company entered into an employment agreement with Anthony J. Cutie, Ph.
D. dated as of June 20, 1996, pursuant to which Dr. Cutie serves as Vice President, Aerosol Research and Development. This agreement constitutes an amendment and restatement of a previous employment agreement with Dr. Cutie, dated September 1, 1993. Under the agreement, the term of Dr. Cutie's employment terminates on December 31, 1997, unless earlier terminated for cause, upon the death and disability of Dr. Cutie, or, at the election of Dr. Cutie upon a change in control of the Company. Notwithstanding the foregoing, the Company may exercise an option to extend the term of the agreement for up to forty-eight additional months and Dr. Cutie may elect to extend the term of the agreement for up to ten years, during which period Dr. Cutie may serve the Company as a consultant. The agreement provides that Dr. Cutie receive a base salary of $165,000 per year, commencing July 1, 1997, which amount may be increased by the Company. In addition, the agreement provides that Dr. Cutie receive royalties in an amount equal to one percent of the net sales of the Company's aerosol products formulated by Dr. Cutie through December 31, 2005, up to a cap of $1,500,000. The agreement provides that, under certain circumstances, the royalty amount may be reduced to 0.5% of net sales. The agreement also provides that under certain circumstances, the Company's obligation to pay royalties may cease upon Dr. Cutie's termination. The agreement prohibits Dr. Cutie from competing with the Company during the term of the agreement and for a period of two years after the termination thereof.

  Stock Option Plan

     The Option Plan provides for the grant of both nonstatutory stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The Option Plan is intended to provide incentives to, and rewards for, certain eligible employees, consultants and outside directors of the Company who have contributed and will continue to contribute to the success of the Company. The Option Plan was adopted by the Board of Directors and the shareholder of the Company in June 1996. An aggregate of 4,000,000 shares of Common Stock have been authorized for issuance under the Option Plan. As of September 2, 1997, the Company has granted options to purchase an aggregate of 2,749,300 shares of Common Stock under the Option Plan to employees and consultants at exercise prices ranging from $0.60 to $38.75 per share, including stock options covering an aggregate of 1,155,000 shares of Common Stock granted to the Company's Named Executive Officers. The Company also has granted options to purchase an aggregate of 325,000 shares of Common Stock outside of the Option Plan to an employee and a consultant, including stock options covering an aggregate of 275,000 shares of Common Stock granted to one of the Company's Named Executive Officers.

     Under the Option Plan, the Compensation Committee of the Board of Directors of the Company is authorized to administer the Option Plan, including the selection of employees and consultants of the Company to whom options may be granted. The Compensation Committee also determines the number of shares, the exercise price, the term, any conditions on exercise and other terms of each option granted to an employee or consultant. Options granted to employees or consultants under the Option Plan become vested over a period of four years or such shorter or longer period as may be determined by the Compensation Committee at the time of grant. The duration of an option granted to an employee or consultant under the Option Plan is ten years from the date of grant, or such shorter or longer period as may be determined by the Compensation Committee at the time of grant or as may result from the death, disability, or termination of the employment of the employee or consultant to whom the option is granted.

     The Option Plan prescribes a formula for determining the amount, price and timing of awards of stock options to the eligible outside directors. Upon his or her election to the Board of Directors of the Company, an eligible outside director will receive an option to purchase 5,000 shares of the Company's common stock. On each anniversary of his or her appointment to the Board of Directors of the Company, an eligible outside director will receive an option to purchase 3,000 shares of the Company's common stock. The exercise price of each share subject to an option granted to an outside director will be the fair market value of the Company's common stock on the date the option is granted. Each option granted to an outside director under the Option Plan becomes vested on the first anniversary of its date of grant. The duration of an option granted to an outside director under the Option Plan is the lesser of ten years from the date of grant or one year from the date of the outside director's death.

     The options are non-transferable other than by will or by the laws of descent and distribution. The Option Plan may be amended at any time by the Board of Directors, although certain amendments require shareholder approval. The Option Plan terminates in June 2006.

  401(k) Plan

     The Company's Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each employee who has completed at least 90 days of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the greater of a specified statutory amount or 15 percent of the employee's compensation for the year. An employee is always 100 percent vested in the employee's elective deferral contributions. The Company makes no contributions under this plan.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).

     Form 3 filings were not made on a timely basis for John Brademas, Louis Lasagna, Mark Novitch and Frederick Whittemore, and a report received by the Company indicates that David Bova failed to file on a timely basis a Form 4 with respect to two transactions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company issued the Convertible Note to Kos Investments on July 1, 1996, the proceeds of which were used to fund the Company's operations until the consummation of the IPO. Michael Jaharis, the Chairman of the Company's Board of Directors, is the controlling shareholder of Kos Investments. Pursuant to the Convertible Note, Kos Investments agreed to loan the Company the aggregate principal amount of up to $15.0 million. Under the terms of the Convertible Note, interest accrues on the outstanding principal amount at First Union National Bank of Florida's prime rate commencing July 1, 1996, escalating to a rate of 1% over such prime rate during calendar year 1997, 2% over such prime rate during calendar year 1998, and 3% over such prime rate during calendar year 1999 until maturity. Principal and interest under the Convertible Note are due on June 30, 1999. From time to time, at Kos Investments' option, principal and interest outstanding under this note may be converted, in whole or in part, into Common Stock at a conversion price per share equal to the per share offering price in the Company's IPO of $15.00. As of June 30, 1997, the Company had borrowed $13,395,000 under the Convertible Note and interest in the amount of $643,000 had accrued under the Convertible Note. On September 8, 1997, Kos Investments notified the Company that it intends to convert all amounts outstanding under the Convertible Note to Shares of Common Stock, effective upon the consummation of this offering. Assuming the conversion occurs on October 31, 1997, the accrued interest under the Convertible Note on such date would be $1,022,524.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of September 2, 1997, and as adjusted at that date to reflect the sale of the Company's Common Stock offered hereby, certain information with respect to beneficial ownership of the Common Stock by:
(i) each Selling Shareholder; (ii) each person known to the Company to beneficially own more than 5% of the outstanding Common Stock; (iii) each member of the Company's Board of Directors, (iv) each Named Executive Officer; and (v) all directors and executive officers of the Company as a group. The calculation of the Percentage of outstanding shares is based on 14,772,718 shares outstanding before the offering and 16,783,886 shares outstanding after the offering. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's shares and has the same address as the Company.

                                        BEFORE OFFERING                          AFTER OFFERING
                                    ------------------------    NUMBER OF    -----------------------
                                    NUMBER OF                    SHARES      NUMBER OF
NAME OF BENEFICIAL OWNER              SHARES      PERCENTAGE     OFFERED      SHARES      PERCENTAGE
------------------------            ----------    ----------    ---------    ---------    ----------
Michael Jaharis(1)................  10,961,169       69.7%      2,150,000    8,811,169       52.5%
Daniel M. Bell(2).................     750,026        4.8%         50,000      700,026        4.0%
David J. Bova(3)..................     279,101        1.9%             --      279,101        1.6%
Anthony J. Cutie, Ph. D.(4).......      50,201          *              --       50,201          *
David L. Heatherman(5)............      10,001          *              --       10,001          *
Frederick A. Sexton(6)............      10,173          *              --       10,173          *
Robert E. Baldini(7)..............      50,001          *              --       50,001          *
John Brademas.....................          --         --              --           --         --
Steven Jaharis(8).................       5,001          *              --        5,001          *
Louis C. Lasagna..................          --         --              --           --         --
Mark Novitch......................          --         --              --           --         --
Frederick B. Whittemore...........          --         --              --           --         --
All Executive Officers and
  Directors
  as a group (13 persons)(9)......  12,115,673       71.8%      2,200,000    9,915,673       55.4%

---------------

  * Less than 1 percent
(1) All shares are held by Holdings, which is wholly owned by Kos Investments, of which Mr. Jaharis is the controlling shareholder. Includes 961,168 shares of Common Stock issuable to Kos Investments upon the conversion of the Convertible Note, assuming a conversion date of October 31, 1997. Number of Shares Offered excludes 405,000 shares subject to the Underwriters' overallotment option. See "Underwriting."
(2) Includes, before the offering, 750,000 shares of Common Stock that may be purchased by Mr. Bell pursuant to an option, which is currently exercisable, and, after the offering, 700,000 shares of Common Stock that may be purchased by Mr. Bell pursuant to an option, which is currently exercisable. Does not include any shares of Common Stock owned by Holdings, in which Mr. Bell has an indirect ownership interest through Kos Investments of less than ten percent. Number of Shares Offered excludes 75,000 shares subject to the Underwriters' overallotment option. See "Underwriting."
(3) Includes 275,000 shares of Common Stock that may be purchased by Mr. Bova pursuant to an option, which is currently exercisable.
(4) Includes 50,000 shares of Common Stock that may be purchased by Dr. Cutie pursuant to an option, which is currently exercisable. Also includes 200 shares of Common Stock owned by Dr. Cutie's son, with respect to which Dr. Cutie disclaims beneficial ownership.
(5) Includes 10,000 shares of Common Stock that may be purchased by Mr. Heatherman pursuant to an option, which is currently exercisable.
(6) Includes 10,000 shares of Common Stock that may be purchased by Mr. Sexton pursuant to an option, which is currently exercisable. Also includes 172 shares of Common Stock owned by Mr. Sexton's wife, with respect to which Mr. Sexton disclaims beneficial ownership.
(7) Includes 50,000 shares of Common Stock that may be purchased by Mr. Baldini pursuant to an option, which is currently exercisable.
(8) Includes 5,000 shares of Common Stock that may be purchased by Dr. Jaharis pursuant to an option, which is currently exercisable. Does not include any shares of Common Stock owned by Holdings, in which Dr. Jaharis has an indirect ownership interest through Kos Investments of less than ten percent.
(9) Includes, before the offering, 1,150,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that may be exercised within 60 days, and, after the offering, 1,100,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that may be exercised within 60 days. Also includes 961,168 shares of Common Stock that are issuable upon the conversion of the Convertible Note, assuming a conversion date of October 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of Preferred Stock having a par value of $.01 per share ("Preferred Stock"). As of September 2, 1997, 14,772,718 shares of Common Stock and no shares of Preferred Stock were outstanding. An additional 2,749,300 shares of Common Stock may be issued upon the exercise of stock options outstanding on such date and an additional 961,168 shares of Common Stock are issuable upon conversion of the Convertible Note assuming a conversion date of October 31, 1997.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company.

     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of the Company's business. See "Dividend Policy."

     Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any. Holders of Common Stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

PREFERRED STOCK

     The Articles permit the Company's Board of Directors to issue shares of Preferred Stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board of Directors elect to exercise this authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The Board of Directors of the Company currently has no plans to issue any shares of Preferred Stock. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS INCLUDED IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Articles permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least 60% of the outstanding shares entitled to vote for the election of directors (the "Voting Stock"). The Articles provide that any vacancy on the Board of Directors may be filled only by the remaining directors then in office.

     The Articles also contain provisions which require: (i) the affirmative vote of 60% of the Voting Stock to amend the Articles of Incorporation or Bylaws of the Company; and (ii) the demand of not less than 50% of all votes entitled to be cast on any issue to be considered at a proposed special meeting to call a special meeting of shareholders. In addition, the Articles require that all shareholder action, including the election of directors, be taken by means of a vote at a duly convened shareholders meeting and not by use of written consents.

     The Company's Bylaws establish an advance notice procedure for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholders' meetings.

     The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below, may make it more difficult for persons, without the approval of the Company's

Board of Directors, to make a tender offer or acquire substantial amounts of the Common Stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of certain of those provisions. The Florida Business Corporation Act (the "FBCA") prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

     The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares. The Company's Articles provide that the FBCA's affiliated transaction voting requirements will not apply to the Company.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company has been appointed the transfer agent and registrar for the Common Stock. Its address is 40 Wall Street, 46th Floor, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 16,783,886 shares of Common Stock outstanding. Of these shares, 7,972,500 shares (including the shares offered hereby) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations, described below, of Rule 144 promulgated under the Securities Act. The remaining 8,811,386 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act (the "Restricted Shares"). The Restricted Shares are eligible for sale under Rule 144 (subject to certain recurring three-month volume limitations prescribed therein). The Company has granted certain registration rights to Holdings and to Kos Investments, the holder of the Convertible Note. These entities have "piggyback" registration rights to request that the Company register any of their shares in the event that the Company proposes to register any of its securities under the Securities Act. Additionally, these entities have "demand" registration rights to have the Company prepare and file, on three occasions, a registration statement so as to permit a public offering and sale of their shares of Common Stock.

     The Company, for a period of 90 days, the Selling Shareholders (and related persons), for a period of 365 days, and other directors and officers and certain consultants holding, or holding vested options to purchase, (a) an aggregate of 231,500 shares of Common Stock, for a period of 30 days, and (b) an aggregate of 430,000 shares of Common Stock, until February 15, 1998, have agreed that they will not, without the prior written consent of Cowen & Company, (i) directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of, other than by operation of law, any shares of Common Stock (other than the shares offered hereby), options, rights or warrants to acquire shares of Common Stock, or securities convertible into or exercisable or exchangeable for shares of Common Stock (whether such shares or any such securities are now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is settled by delivery of Common Stock or such other securities, in cash or otherwise. Such lock-up periods commence on the date hereof. Notwithstanding the foregoing, the Company may (i) issue options currently authorized under the Company's 1996 Stock Option Plan and (ii) issue shares of Common Stock upon the conversion or exercise of securities (including the Convertible Note) outstanding on the date hereof.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on the Nasdaq National Market, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     On             , 1997, the Company filed a registration statement under the
Securities Act to register shares of Common Stock authorized for issuance pursuant to options awarded under the Option Plan or awarded outside the Option Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. As of September 2, 1997, options to purchase 2,749,300 shares of Common Stock were outstanding.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc, and SBC Warburg Dillon Read Inc., have severally agreed to purchase from the Company and the Selling Shareholders the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                              NUMBER OF SHARES
UNDERWRITER                                                   OF COMMON STOCK
-----------                                                   ----------------
Cowen & Company.............................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Brothers Inc........................................
SBC Warburg Dillon Read Inc.................................

                                                                 ---------
          Total.............................................     3,200,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not is excess
of $          per share. The Underwriters may allow and such dealers may
re-allow a concession not in excess of $          per share to certain other
dealers. The Underwriters have informed the Company and the Selling Shareholders that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the public offering of the shares, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Selling Shareholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 480,000 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus, to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot. In addition, the Underwriters may bid for, and purchase, shares of Common Stock in the open market to cover syndicate short positions created in connection with the offering or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Common Stock in this offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at anytime.

     The Company, for a period of 90 days, the Selling Shareholders (and related persons), for a period of 365 days, and other directors and officers and certain consultants holding, or holding vested options to purchase, (a) an aggregate of 231,500 shares of Common Stock, for a period of 30 days, and (b) an aggregate of 430,000 shares of Common Stock, until February 15, 1998, have agreed that they will not, without the prior written consent of Cowen & Company, (i) directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of, other than by operation of law, any shares of Common Stock (other than the shares offered hereby), options, rights or warrants to acquire shares of Common Stock, or securities convertible into or exercisable or exchangeable for shares of Common Stock (whether such shares or any such securities are now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is settled by delivery of Common Stock or such other securities, in cash or otherwise. Such lock-up periods commence on the date hereof. Notwithstanding the foregoing, the Company may (i) issue options currently authorized under the Company's 1996 Stock Option Plan and (ii) issue shares of Common Stock upon the conversion or exercise of securities (including the Convertible Note) outstanding on the date hereof.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131. Certain legal matters with respect to intellectual property matters will be passed upon for
the Company by        . Certain matters are being passed upon for the
Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

                                    EXPERTS

     The consolidated financial statements included in this prospectus and this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm, as experts in giving said report.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission with a web site address of http://www.sec.gov.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2
Financial Statements:
  Consolidated Balance Sheets at June 30, 1996 and 1997.....  F-3
  Consolidated Statements of Operations for the year ended
     June 30, 1995, 1996 and 1997 and the period July 1,
     1988 (inception) to June 30, 1997......................  F-4
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the period July 1, 1988 (inception) to June 30,
     1997...................................................  F-5
  Consolidated Statements of Cash Flows for the year ended
     June 30, 1995, 1996 and 1997 and for the period July 1,
     1988 (inception) to June 30, 1997......................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Kos Pharmaceuticals, Inc.:

     We have audited the accompanying balance sheets of Kos Pharmaceuticals, Inc. (a development stage corporation) and subsidiary as of June 30, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1997, and for the cumulative period from inception (July 1, 1988) to June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kos Pharmaceuticals, Inc. and subsidiary as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, and for the cumulative period from inception (July 1, 1988) to June 30, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
  July 25, 1997 (except with respect to the matters discussed in Notes 1 and 9, as to which the date is July 28, 1997).

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                                 1996           1997
                                                              -----------   ------------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   193,484   $ 33,307,271
  Available-for-sale securities.............................           --     25,054,937
  Prepaid expenses and other current assets.................      165,392        346,148
  Inventories...............................................           --      1,372,346
                                                              -----------   ------------
          Total current assets..............................      358,876     60,080,702
Fixed Assets, net...........................................    1,921,943      3,272,120
Deposits....................................................           --      1,753,021
                                                              -----------   ------------
          Total assets......................................  $ 2,280,819   $ 65,105,843
                                                              ===========   ============
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $   195,299   $  2,430,267
  Accrued expenses..........................................      171,371      4,268,475
  Loan from Kos Investments, Inc............................           --     13,395,000
                                                              -----------   ------------
          Total current liabilities.........................      366,670     20,093,742
                                                              -----------   ------------
Note Payable................................................           --         23,271
                                                              -----------   ------------
Commitments and Contingencies (Note 7)

Shareholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares
     authorized, none issued and outstanding................           --             --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 10,000,000 and 14,772,500 shares issued and
     outstanding as of June 30, 1996 and June 30, 1997,
     respectively...........................................      100,000        147,725
  Additional paid-in capital................................   58,472,323    124,620,649
  Deficit accumulated in the development stage..............  (56,658,174)   (79,779,544)
                                                              -----------   ------------
          Total shareholders' equity........................    1,914,149     44,988,830
                                                              -----------   ------------
          Total liabilities and shareholders' equity........  $ 2,280,819   $ 65,105,843
                                                              ===========   ============

   The accompanying notes are an integral part of these financial statements.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       JULY 1, 1988
                                                 FOR THE YEAR ENDED JUNE 30,           (INCEPTION)
                                          ------------------------------------------   TO JUNE 30,
                                              1995           1996           1997           1997
                                          ------------   ------------   ------------   ------------
Revenues................................  $     14,300   $         --   $         --   $     36,761
Expenses:
  Research and development..............     8,386,872     13,815,776     17,880,533     56,586,043
  General, selling and administrative...     1,613,832      1,772,060      5,522,265     14,393,623
  Expense recognized on modification of
     stock option grants................            --      5,436,000             --      5,436,000
                                          ------------   ------------   ------------   ------------
                                            10,000,704     21,023,836     23,402,798     76,415,666
                                          ------------   ------------   ------------   ------------
Other (Income) Expense:
  Other income..........................            --             --             --        (10,103)
  Interest (income) expense, net........     1,025,559        (13,860)      (924,809)     2,489,188
  Interest expense -- related parties...        26,898             --        643,381        773,864
                                          ------------   ------------   ------------   ------------
          Total other (income)
            expense.....................     1,052,457        (13,860)      (281,428)     3,252,949
                                          ------------   ------------   ------------   ------------
          Loss before minority
            interest....................   (11,038,861)   (21,009,976)   (23,121,370)   (79,631,854)
Minority Interest.......................           532         16,179             --       (147,690)
                                          ------------   ------------   ------------   ------------
          Net loss......................  $(11,038,329)  $(20,993,797)  $(23,121,370)  $(79,779,544)
                                          ============   ============   ============   ============
Net loss per share......................  $      (0.97)  $      (1.85)  $      (1.87)  $      (6.97)
Weighted Average Shares of Common Stock
  Outstanding...........................    11,340,000     11,340,000     12,341,146     11,451,238

   The accompanying notes are an integral part of these financial statements.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                         DEFICIT
                                                                       ACCUMULATED
                                                         ADDITIONAL       IN THE
                                              COMMON      PAID-IN      DEVELOPMENT
                                              STOCK       CAPITAL         STAGE          TOTAL
                                             --------   ------------   ------------   ------------
Issuance of common stock...................  $100,000   $         --   $         --   $    100,000
Capital contributions from Parent..........        --        390,000             --        390,000
Net loss...................................        --             --       (621,814)      (621,814)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1989...................   100,000        390,000       (621,814)      (131,814)
Net loss...................................        --             --     (1,389,932)    (1,389,932)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1990...................   100,000        390,000     (2,011,746)    (1,521,746)
Net loss...................................        --             --     (2,445,506)    (2,445,506)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1991...................   100,000        390,000     (4,457,252)    (3,967,252)
Net loss...................................        --             --     (3,893,185)    (3,893,185)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1992...................   100,000        390,000     (8,350,437)    (7,860,437)
Net loss...................................        --             --     (6,745,655)    (6,745,655)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1993...................   100,000        390,000    (15,096,092)   (14,606,092)
Net loss...................................        --             --     (9,529,956)    (9,529,956)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1994...................   100,000        390,000    (24,626,048)   (24,136,048)
Capital contributions from Parent..........        --      5,745,000             --      5,745,000
Assumption of note payable by Parent.......        --     30,372,000             --     30,372,000
Net loss...................................        --             --    (11,038,329)   (11,038,329)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1995...................   100,000     36,507,000    (35,664,377)       942,623
Capital contributions from Parent..........        --     16,381,633             --     16,381,633
Modification of options....................        --      5,436,000             --      5,436,000
Contribution of minority interest..........        --        147,690             --        147,690
Net loss...................................        --             --    (20,993,797)   (20,993,797)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1996...................   100,000     58,472,323    (56,658,174)     1,914,149
Issuance of common stock...................    47,725     65,837,383             --     65,885,108
Stock options issued to non-employees......        --        310,943             --        310,943
Net loss...................................        --             --    (23,121,370)   (23,121,370)
                                             --------   ------------   ------------   ------------
Balance at June 30, 1997...................  $147,725   $124,620,649   $(79,779,544)  $ 44,988,830
                                             ========   ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 JULY 1, 1988
                                                           FOR THE YEAR ENDED JUNE 30,           (INCEPTION)
                                                    ------------------------------------------   TO JUNE 30,
                                                        1995           1996           1997           1997
                                                    ------------   ------------   ------------   ------------
Cash Flows from Operating Activities:
  Net loss........................................  $(11,038,329)  $(20,993,797)  $(23,121,370)  $(79,779,544)
  Adjustments to reconcile net loss to net cash
    used in operating activities --
    Depreciation and amortization.................       409,528        522,288        649,038      2,238,785
    Provision for inventory obsolescence..........            --             --         75,000         75,000
    Minority interest.............................          (532)       (16,179)            --        147,690
    Compensation recognized on modification of
      stock option grants.........................            --      5,436,000             --      5,436,000
    Stock options issued to non-employees.........            --             --        310,943        310,943
    Changes in operating assets and liabilities:
      Prepaid expenses and other current assets...        55,729        (87,187)      (180,756)      (346,148)
      Inventories.................................            --             --     (1,447,346)    (1,447,346)
      Deposits....................................            --             --     (1,753,021)    (1,753,021)
      Accounts payable............................       130,011       (556,053)     2,234,968      2,430,267
      Accrued expenses............................       362,359       (325,419)     4,097,104      4,268,475
                                                    ------------   ------------   ------------   ------------
      Net cash used in operating activities.......   (10,081,234)   (16,020,347)   (19,135,440)   (68,418,899)
                                                    ------------   ------------   ------------   ------------
Cash Flows from Investing Activities:
  Investment purchases............................            --             --    (25,054,937)   (25,054,937)
  Capital expenditures............................    (1,223,221)      (208,775)    (1,999,215)    (5,510,905)
                                                    ------------   ------------   ------------   ------------
      Net cash used in investing activities.......    (1,223,221)      (208,775)   (27,054,152)   (30,565,842)
                                                    ------------   ------------   ------------   ------------
Cash Flows from Financing Activities:
  Net proceeds from issuance of common stock......            --             --     65,885,108     66,375,108
  Capital contributions received from Parent......     5,745,000     16,381,633             --     22,126,633
  Borrowings under notes payable..................     5,582,000             --         23,271     30,395,271
  Borrowings under loan from Kos Investments,
    Inc...........................................            --             --     13,395,000     13,395,000
                                                    ------------   ------------   ------------   ------------
    Net cash provided by financing activities.....    11,327,000     16,381,633     79,303,379    132,292,012
                                                    ------------   ------------   ------------   ------------
    Net increase in cash and cash equivalents.....        22,545        152,511     33,113,787     33,307,271
Cash and Cash Equivalents, beginning of period....        18,428         40,973        193,484             --
                                                    ------------   ------------   ------------   ------------
Cash and Cash Equivalents, end of period..........  $     40,973   $    193,484   $ 33,307,271   $ 33,307,271
                                                    ============   ============   ============   ============
Supplemental Disclosure of Cash Flow Information:
  Interest paid...................................  $  1,387,377   $         --   $         --   $  3,476,267
                                                    ============   ============   ============   ============
Supplemental Disclosure of Non-cash Information:
  Transfer of note payable to Parent..............  $ 30,372,000   $         --   $         --   $ 30,372,000
                                                    ============   ============   ============   ============
  Contribution of minority interest to paid-in
    capital.......................................  $         --   $    147,690   $         --   $    147,690
                                                    ============   ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL

     The predecessor to Kos Pharmaceuticals, Inc. (the "Company"), Kos Holdings, Inc. ("Holdings") was incorporated in Florida on July 1, 1988 to develop prescription pharmaceutical products principally for the cardiovascular and respiratory markets. On June 25, 1996, the Company was incorporated in Florida as the successor to the business of Holdings. On June 30, 1996, all of the assets and all of the liabilities of Holdings, other than its net operating loss carryforwards, were transferred to the Company in exchange for shares of common stock of the Company (the "Reorganization"). The Reorganization was accomplished in order to transfer the assets and operations of Holdings to the Company while preserving Holdings' net operating losses and related federal tax benefits for Holdings and its sole shareholder and one of its founders. Kos Investments, Inc. ("Investments") is the sole shareholder of Holdings. As this transaction was between entities under common control, the transaction was accounted for on a historical cost basis, in a manner similar to a pooling of interests.

     On June 22, 1993, Holdings and Aeropharm Technology, Inc. ("Aeropharm") entered into a letter of intent for the purchase of a controlling interest in Aeropharm. On February 14, 1995, the transaction was completed through a stock purchase agreement that gave control (80% ownership) of Aeropharm to Holdings. Holdings accounted for its investment in Aeropharm as a consolidated subsidiary from June 22, 1993. On June 20, 1996, Holdings acquired the minority interest in Aeropharm, held by an employee of Aeropharm, in exchange for options to purchase 50,000 shares of common stock, at $7.00 per share, the estimated fair value of the underlying shares at the date of grant. The acquisition of the minority interest in Aeropharm was accounted for under the purchase method and the fair value of the options granted approximated the carrying value ($147,690) of the minority interest.

     On May 6, 1996, the Company submitted a New Drug Application ("NDA") to the U.S. Food and Drug Administration ("FDA") for Niaspan, its first product. On July 28, 1997, the Company obtained clearance from the FDA to market Niaspan. Niaspan is a once-a-day, oral, solid-dose controlled-release formulation of niacin for the treatment of hyperlipidemia, a multiple lipid disorder that is a primary risk factor for coronary heart disease. Niacin is a water soluble vitamin that has long been recognized as an effective pharmacological agent for the treatment of multiple lipid disorders including elevated LDL and low HDL.

     The Company expects to incur additional losses in the near term primarily due to research and development activities and the commencement of sales and marketing efforts associated with Niaspan. To date, the Company has not marketed any products. Future revenues, if any, are expected to be generated from sales of products. No assurance can be given that products under development can be successfully formulated or manufactured at acceptable cost and with appropriate quality, that required regulatory approvals will be obtained, or that any products can be successfully marketed. The Company is subject to a number of other risks including, but not limited to, uncertainties related to market acceptance, uncertainties related to patents and trademarks, interference and risk of infringement, uncertainties related to limited sales and marketing experience, uncertainties related to competition and technological changes, government regulation, dependence on product development collaborators, limited manufacturing experience and risk of scale-up, future capital needs and uncertainty of additional funding, dependence on single sources of supply, and no assurances of adequate third party reimbursement. The likelihood of the success of the Company must be considered in light of the uncertainty caused by problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation:

     The consolidated financial statements include the results of Holdings (prior to July 1, 1996), the Company and its subsidiary, Aeropharm. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents:

     The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. As of June 30, 1997, approximately $33,200,000 of the Company's cash and cash equivalents were interest-bearing.

  Available-for-sale Securities:

     The Company accounts for available-for-sale securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Available-for-sale securities represent debt securities that are stated at fair value. Amortizations of premiums and accretion of discounts are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

  Long-Lived Assets:

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be recorded at the lower of carrying amount or fair value less cost to sell. The Company adopted the provisions of this statement, effective July 1, 1996. Such adoption did not have a material effect on the Company's financial statements.

  Minority Interest:

     Minority interest represents the minority shareholder's interest in the shareholders' equity and net loss of Aeropharm. As of June 30, 1996 and 1997, the Company owned 100% of Aeropharm, therefore, no minority interest is reflected.

  Fair Value of Financial Instruments:

     As of June 30, 1996 and 1997, the carrying amount of cash and cash equivalents, prepaid expenses and other current assets, and notes payable approximates fair value due to the short term nature of these accounts. See Note 3 for information regarding the fair value of available-for-sale securities.

  Concentration of Credit Risk:

     The Company has no significant off-balance-sheet concentrations of credit risk.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Depreciation and Amortization:

     Fixed assets are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or lease term, if shorter, as follows:

                                                                  YEARS
                                                                  -----
Furniture and equipment.....................................       3-7
Computer software and hardware..............................       3-5
Laboratory and manufacturing equipment......................       3-5
Leasehold improvements......................................  Life of lease

  Research and Development Expenses:

     All research and development expenses are reflected in the Company's consolidated statements of operations as incurred.

  Loss Per Share:

     Loss per share is determined by dividing the net loss attributable to holders of the Company's Common Stock by the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding after applying the treasury stock method. For periods prior to the Company's IPO on March 12, 1997, common stock equivalents include the impact of the issuance of options issued within one year prior to the date of the Company's initial public offering at exercise prices less than the initial offering price, whether or not the effects are antidilutive. The impact of dilutive options and convertible debt, subsequent to March 31, 1997, has not been considered in the loss per share calculation as the effect would be antidilutive.

  Income Taxes:

     The Company follows the SFAS No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not. As the net operating loss carryforwards, amounting to approximately $51 million as of the Reorganization were not transferred to the Company, the Company had no deferred tax assets or liabilities as of June 30, 1996. As of June 30, 1997, the Company has approximately $7.8 million of deferred tax assets resulting from net operating loss carryforwards. However, due to the uncertainty of the Company's ability to generate sufficient taxable income in the future to utilize such loss carryforwards, the net deferred tax asset has been fully reserved as of June 30, 1997.

  Use Of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Recent Accounting Pronouncements:

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share". Earnings per share in fiscal 1997 was reflected under the provisions of APB Opinion No. 15, "Earnings per Share". SFAS No. 128 will apply to the Company for the quarter ended December 31, 1997. The Company does not believe that SFAS 128 will have a material effect on its reported earnings per share calculation.

3.  AVAILABLE-FOR-SALE SECURITIES

     The fair value of each available-for-sale security presented in the table that follows approximates the unamortized cost at June 30, 1997. The contractual maturities of these securities are less than one year. Fair values are based on quoted market prices obtained from an independent broker.

                                                              FAIR MARKET
                                                                 VALUE
                                                              -----------
U.S. government securities..................................  $ 4,951,900
Corporate debt..............................................   20,103,037
                                                              -----------
          Total.............................................  $25,054,937
                                                              ===========

4.  INVENTORIES

     Inventories as of June 30, 1997 consist of:

Raw materials...............................................  $  170,227
Work in process.............................................   1,202,119
                                                              ----------
          Total.............................................  $1,372,346
                                                              ==========

5.  FIXED ASSETS

     Fixed assets consist of the following:

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Furniture and equipment.....................................  $   297,131   $   408,845
Computer software and hardware..............................      399,847       736,159
Laboratory and manufacturing equipment......................    2,055,423     3,045,602
Leasehold improvements......................................      759,289     1,320,299
                                                              -----------   -----------
                                                                3,511,690     5,510,905
Less-Accumulated depreciation and amortization..............   (1,589,747)   (2,238,785)
                                                              -----------   -----------
  Fixed assets, net.........................................  $ 1,921,943   $ 3,272,120
                                                              ===========   ===========

6.  NOTE PAYABLE

     Michael Jaharis, the controlling shareholder of Investments, has personally guaranteed the repayment of a loan to Investments from certain financial institutions. Prior to March 21, 1995, the Company was the primary borrower under this loan, and therefore received the benefit of the personal guaranty extended by Mr. Jaharis. As consideration for Mr. Jaharis' personal guaranty, the Company agreed to pay Mr. Jaharis an annual fee of 0.25% of the average amount outstanding under the loan during the Company's fiscal year. In March 1995, the Company was released as a borrower under the loan. The assumption of the note payable to

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

bank has been accounted for as a transfer to Investments and is reflected as an increase in "Additional paid-in capital" in the accompanying consolidated statements of shareholders' equity.

     On July 1, 1996, the Company executed a loan in favor of Kos Investments, Inc. (the "Investments Loan") in the aggregate principal amount of up to $15.0 million, the proceeds of which were used to fund the Company's operations until the consummation of its IPO. Under the terms of the Investments Loan, interest accrues on the outstanding principal amount at First Union National Bank of Florida's prime rate commencing July 1, 1996, escalating to a rate of 1% over such prime rate during calendar year 1997, 2% over such prime rate during calendar year 1998, and 3% over such prime rate during calendar year 1999 until maturity. As of June 30, 1997, the Investments Loan accrued interest at a rate of 8.50% per year and had outstanding principal and interest of $13,395,000 and $643,000, respectively. Principal and interest under the Investments Loan is due on June 30, 1999, however, the Company may repay the Investments Loan in whole or in part prior to such date. From time to time, at Investments' option, principal and interest outstanding under the Investments Loan may be converted into Common Stock at a conversion price per share equal to the initial public offering price per share ($15.00).

7.  COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company has three employment agreements that require future minimum payments as follows:

YEAR ENDING JUNE 30,                                            AMOUNT
--------------------                                          ----------
1998........................................................  $  492,500
1999........................................................     300,000
2000........................................................     300,000
2001........................................................     300,000
2002........................................................     300,000
                                                              ----------
                                                              $1,692,500
                                                              ==========

     Salary and benefits expense recorded under the agreements totaled approximately $302,000, $355,000 and $808,000 during the years ended June 30, 1995, 1996 and 1997, respectively. In addition to the minimum salaries described above, the employment agreements entitle certain officers to royalties on future sales, the aggregate amounts of which may not exceed $5,500,000.

  Lease Commitments

     The Company has various operating leases for the rental of office space, laboratory facilities and of its sales force's vehicles that expire through fiscal 2001. Future minimum commitments under these agreements as of June 30, 1997, are as follows:

YEAR ENDING JUNE 30,                                            AMOUNT
--------------------                                          ----------
1998........................................................  $1,102,567
1999........................................................     638,829
2000........................................................     365,409
2001........................................................      76,311
                                                              ----------
                                                              $2,183,116
                                                              ==========

     As of June 30, 1996 and 1997, standby letters of credit of approximately $65,000 and $424,000, respectively, were issued by a bank on the Company's behalf in favor of the lessors as collateral for the leases which the lessors have agreed to provide to the Company.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Rent expense under operating leases during the years ended June 30, 1995, 1996 and 1997 was $450,890, $578,122 and $544,975, respectively.

  Licensing and Joint Venture Agreements

     The Company has several license agreements (the "License Agreements") with third parties (the "Licensees") for the development of future products. Under the License Agreements, the Company is required to make payments to the Licensees upon completion of various milestones of each project in order to secure exclusive rights to develop, manufacture, sell and/or sublicense future products developed through the License Agreements. In connection with such License Agreements, the Company recorded licensing expense of approximately $449,000, $700,000 and $3,180,000 for the years ended June 30, 1995, 1996 and
1997, respectively, which are reflected in "Research and development" in the accompanying consolidated statements of operations. In order to maintain its rights under the License Agreements, the Company is required to pay certain future milestone payments and licensing fees. In the event that no milestone event occurs, the Company generally would not be required to make any milestone payment. The Company anticipates, based on the development efforts that have been conducted to date, that it will be required to make future milestone payments and pay licensing fees under the License Agreements as follows:

                                                              MINIMUM     ADDITIONAL
YEAR ENDING JUNE 30,                                          PAYMENT      PAYMENTS
--------------------                                          --------    ----------
1998........................................................  $150,000     $375,000
1999........................................................        --      125,000
2000........................................................        --      375,000
                                                              --------     --------
                                                              $150,000     $875,000
                                                              ========     ========

     Additionally, assuming FDA approval of a certain other licensed product, the Company would be obligated to pay up to $1,400,000 in the aggregate, to a licensee. Milestone payments are recorded when the milestone event occurs.

     On February 7, 1997, the Company entered into an agreement with an unaffiliated generic drug manufacturer pursuant to which the parties agreed to resolve the effects, as between themselves, of a potential interference proceeding by the United States Patent and Trademark Office by granting cross licenses under their respective patent applications and patents, regardless of whether such licenses would be required. In connection with this licensing agreement, the Company recognized $3,000,000 as a licensing expense; such expense is included in "Research and development" expenses in the accompanying consolidated statements of operations for the fiscal year ended June 30, 1997. As further consideration for entering into the agreement, the Company agreed to pay the generic manufacturer certain royalties on the net sales of Niaspan subject to a cap on such royalty payments in the United States and a separate cap on such payments for sales outside the United States.

     The Company has also entered into a binding letter of intent forming a joint venture (the "Joint Venture") with a company related to the sale of a certain product using technology provided by that company. The Company paid $1,000,000 for the exclusive right to use the technology. Because of the uncertainties surrounding the use of the technology, as well as the lack of an existing technologically feasible product with commercial viability, such amount has been expensed and is included in "Research and development" in the accompanying 1996 consolidated statement of operations. Within 30 days following the filing of a NDA to the FDA for a certain product developed by the Joint Venture, or in the event management determines such NDA filing to be infeasible, any party to the Joint Venture investing in excess of the other party shall be entitled to consideration and a transfer to it from the Joint Venture of an amount not to exceed $1,250,000.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Sponsored Research

     The Company has research agreements with three universities and a research center. The Company is primarily responsible for funding the projects, and the university or research center is responsible for providing personnel, equipment and facilities to conduct the research activities. Future minimum commitments under these agreements as of June 30, 1997 are as follows:

YEAR ENDING JUNE 30,                                           AMOUNT
--------------------                                           ------
1998........................................................  $160,000
1999........................................................   200,000
2000........................................................   200,000
                                                              --------
                                                              $560,000
                                                              ========

     The Company also funds, from time to time and at its sole discretion, research programs conducted at other universities and research centers. Expenses recorded under the Company's sponsored research programs totaled approximately $379,000, $373,000 and $409,000 during the years ended June 30, 1995, 1996 and
1997, respectively, and are reflected in "Research and development" in the accompanying consolidated statements of operations.

  Development Agreements

     The Company has development agreements with various third parties (the "Development Agreements"). As dictated by the Development Agreements, the Company is responsible for funding all required development activities. In order to maintain its rights under the Development Agreements, the Company is required to pay certain future milestone payments and development fees. In the event that no milestone event occurs, the Company generally would not be required to make any milestone payment. The Company anticipates, based on the development efforts that have been conducted to date, that it will be required to pay development fees under the Development Agreements of approximately $814,000 during the year ended June 30, 1998.

     Expenses recorded under these and other development agreements totaled approximately $665,000 and $1,615,000 during the years ended June 30, 1996 and 1997, respectively, and are reflected in "Research and development" in the accompanying consolidated statements of operations.

  401(k) Plan

     The Company's Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each employee who has completed at least 90 days of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the greater of a specified statutory amount or 15 percent of the employee's compensation for the year. An employee is always 100 percent vested in the employee's elective deferral contributions. The Company makes no contributions under this plan.

8.  SHAREHOLDERS' EQUITY

  Common Stock

     In March 1997, the Company completed an initial public offering of 4,772,500 shares of common stock. Net proceeds to the Company were approximately $65,900,000 after deducting expenses of the offering.

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Preferred Stock

     The Company is authorized to issue 10,000,000 shares of undesignated preferred stock. Such shares of preferred stock may be issued by the Company in the future, without shareholder approval, upon such terms as the Company's Board of Directors may determine.

  Stock Option Plan

     During 1996, the Board of Directors of the Company adopted the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the "Plan"). As of June 30, 1997, a maximum of 4,000,000 shares of Common Stock may be issued pursuant to stock options granted or to be granted under the Plan. All directors, officers, employees and certain related parties of the Company designated by the Board are eligible to receive options under the Plan. The maximum term of any option is ten years from the date of grant. All options expire within 30 days of termination of employment. The Plan is administered by a committee appointed by the Board of Directors of the Company.

     Each outside director of the Company is granted an option to purchase 5,000 shares of common stock upon election to the Board and automatically will receive an option to purchase an additional 3,000 shares effective on each director's anniversary date. The exercise price of such options will be the fair market value of the underlying Common Stock on the date the option is granted. The Company considered the provisions of SFAS No. 123 using the Black Scholes method and an expected volatility rate of 57.6%, a risk-free interest rate of 6.25%, expected dividends of $0 and an expected term of 5 years to approximate the related charge to expense.

     The Company has granted options to purchase 2,424,500 shares of Common Stock to employees, consultants, management and directors, including options granted prior to the issuance of the Plan. Detail of option activity is as follows:

                                                                    EXERCISE PRICES
                                                               --------------------------
                                                   NUMBER OF                     WEIGHTED
                                                    SHARES          RANGE        AVERAGE
                                                   ---------   ---------------   --------
Outstanding, June 30, 1995.......................  1,185,000   $  0.60 - $3.33    $ 0.81
Granted..........................................    973,000              7.00      7.00
                                                   ---------
Outstanding, June 30, 1996.......................  2,158,000      0.60 -  7.00      3.60
Granted..........................................    299,000     15.00 - 29.94     19.96
Canceled.........................................    (32,500)             7.00      7.00
                                                   ---------
Outstanding, June 30, 1997.......................  2,424,500   $ 0.60 - $29.94    $ 5.57
                                                   =========

      OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
--------------------------------   ----------------------------------------------------------------
                      NUMBER           WEIGHTED                          NUMBER
                  OUTSTANDING AT       AVERAGE           WEIGHTED      EXERCISABLE      WEIGHTED
    RANGE OF         JUNE 30,         REMAINING          AVERAGE        JUNE 30,        AVERAGE
EXERCISE PRICES        1997        CONTRACTUAL LIFE   EXERCISE PRICE      1997       EXERCISE PRICE
----------------  --------------   ----------------   --------------   -----------   --------------
$0.75 to $3.33        360,000         5.4 years           $ 1.22          360,000        $ 1.22
0.60 to 7.00        1,765,500         9.0 years             4.02        1,361,500          3.14
15.00 to 29.94        299,000         9.7 years            19.96           25,250         15.00
                    ---------                                           ---------
$0.60 to $29.94     2,424,500                                           1,746,750
                    =========                                           =========

     At June 30, 1997, 1,575,500 shares remain authorized and unissued and options to purchase 1,746,750 shares of Common Stock are exercisable under the Plan. During fiscal 1997, options to purchase 299,000 shares of common stock were granted at exercise prices ranging from $15.00 to $29.94. There were no options

                    KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

exercised during the year ended June 30, 1997. Deferred compensation cost of $310,943 was recorded for the year ended June 30, 1997.

     As permitted by SFAS No. 123, however, the Company accounts for options issued to employees under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Consequently, except for options issued to non-employees, no deferred compensation cost has been recognized on options issued to employees because the exercise price of such options was not less than the market value of the Common Stock on the date of grant.

     Had compensation cost for options issued to employees been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the "Pro Forma" amounts shown in the following table:

                                                                JUNE 30,
                                               ------------------------------------------
                                                   1995           1996           1997
                                               ------------   ------------   ------------
Net loss:
  As reported................................  $(11,038,329)  $(20,993,797)  $(23,121,370)
  Pro Forma..................................  $(11,038,329)  $(20,993,797)  $(24,062,167)
Net loss per share:
  As reported................................  $      (0.97)  $      (1.85)  $      (1.87)
  Pro Forma..................................  $      (0.97)  $      (1.85)  $      (1.95)

9.  SUBSEQUENT EVENTS

     On July 28, 1997, the Company obtained clearance from the FDA to market Niaspan.

10.  RELATED-PARTY TRANSACTION

     During 1995 the Company acquired certain property including used computers, laboratory equipment, laboratory supplies and certain other office equipment and furnishings from the Institute of Molecular Biology, Inc. ("IMB"), a company controlled by Investments. In the aggregate, such purchases totaled approximately $83,500. Until June 1996, Daniel M. Bell, the Company's President and Chief Executive Officer, also served as the Chairman of the Board of Directors and Chief Executive Officer of IMB.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVE OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER, OR ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY A SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
The Company...........................    14
Use of Proceeds.......................    14
Price Range of Common Stock...........    14
Dividend Policy.......................    14
Capitalization........................    15
Dilution..............................    16
Selected Consolidated Financial
  Data................................    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    18
Business..............................    21
Management............................    37
Certain Relationships and Related
  Transactions........................    45
Principal and Selling Shareholders....    46
Description of Capital Stock..........    47
Shares Eligible for Future Sale.......    49
Underwriting..........................    50
Legal Matters.........................    51
Experts...............................    51
Available Information.................    51
Index to Financial Statements.........   F-1

======================================================
             ------------------------------------------------------
------------------------------------------------------

                                3,200,000 Shares

                                   [KOS LOGO]

                           KOS PHARMACEUTICALS, INC.
                                  Common Stock
                       ---------------------------------
                                   PROSPECTUS
                       ---------------------------------
                                COWEN & COMPANY

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              SALOMON BROTHERS INC

                          SBC WARBURG DILLON READ INC.

                                            , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities being registered and payable by the Company. All amounts are estimated except for the SEC registration fee and the NASD filing fee.

SEC Registration Fee........................................  $ 40,843
NASD filing fee.............................................    13,978
Nasdaq fees.................................................
Transfer agent and registrar fees...........................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing and engraving expenses.............................
Miscellaneous...............................................
                                                              --------
Total.......................................................  $
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act ("FBCA") and the Company's Bylaws provide that in certain cases, each officer and director of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such. The Company also intends to purchase directors' and officers' liability insurance consistent with the provisions of the Florida Business Corporation Act to protect directors and officers from liabilities against various laws, including the Securities Act of 1933.

     The Company's Bylaws provide:

          Right to Indemnification. Any person, his heirs, or personal representative, made, or threatened to be made a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, regulatory, or investigative ("Proceeding") because he is or was a director or officer of this Corporation or serves or served any other corporation or other enterprise in any capacity at the request of this Corporation, shall be indemnified by this Corporation, to the full extent permitted by the Florida Business Corporation Act; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. In discharging his duty, any director or officer, when acting in good faith, may rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by (1) one or more officers or employees of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented,
     (2) counsel, public accountants, or other persons as to matters that the director or officer believes to be within that person's professional or expert competence, or (3) in the case of a director, a committee of the board of directors upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent.

          Advances. The rights set forth above in this Article VI shall include the right to be paid by the Corporation expenses incurred in defending or being represented in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer because he is or was a director of officer of this Corporation or serves or served any other corporation or enterprise in any capacity at the request of this Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including service to an employee benefit plan) in advance of the final disposition of such Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this
     Article VI or otherwise.

          Contract Right. All rights to indemnification, including advancement of expenses, shall be deemed to be provided by a contract between the Corporation and the director or officer who serves in such capacity at any time while this Article VI and other relevant provisions of the Florida Business Corporation Act and other applicable law, if any, are in effect, such that any repeal or modification thereof shall not adversely affect any right existing at the time of such repeal or modification.

          Right to Bring Suit. If a claim under the preceding paragraphs of this Article VI is not paid in full by the Corporation within 90 days after a written claim therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense, including attorney's fees, of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which makes it permissible under the Florida Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Florida Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

          Non-Exclusivity of Rights.  The rights conferred on any person by this
     Article VI shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of these Bylaws, the Articles of Incorporation, agreement, vote of shareholders or disinterested directors or otherwise.

          Insurance. The Corporation may maintain insurance, at its expense, for the purpose of indemnifying itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, trust or other enterprise, whether or not the Corporation would have the power to provide such indemnity under the Florida Business Corporation Act.

     Section 607.0850 of the FBCA, "Indemnification of officers, directors, employees and agents," provides:

          (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

          (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

             (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

             (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

             (c) By independent legal counsel;

             1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

             2. If a quorum of the directors cannot be obtained for paragraph
        (1) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

             (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

          (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

          (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

          (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

             (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

             (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

             (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

             (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

          (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

             (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

             (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

             (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

          (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (11) For purposes of this section;

             (a) The term "other enterprises" includes employee benefit plans;

             (b) The term "expenses" includes counsel fees, including those for appeal;

             (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

             (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

             (e) The term "agent" includes a volunteer;

             (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

             (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

          (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three years, the Company sold the following securities without registration under the Securities Act:

          On June 30, 1996, the Company issued 10,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), to Kos Holdings, Inc. ("Holdings") in exchange for all of the assets and all of the liabilities of Holdings. Such assets had a book value of $2,280,819 and such liabilities amounted to $366,670 on such date. Effective July 1, 1996, the Company issued the Convertible Note to Kos Investments. The shares of Common Stock issued to Holdings and the Convertible Note were issued in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended.

          No underwriter was engaged in connection with the foregoing sales of securities. The sale of Common Stock, the issuances of options to employees and consultants and the Convertible Note have been made in reliance upon the exemption from the registration requirements afforded by Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving any public offering. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company, and all of those individuals acquired the securities for investment and not with a view to the distribution thereof.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 3.1*     --   Amended and Restated Articles of Incorporation of the
               Company
 3.2*     --   Amended and Restated Bylaws of the Company
 4.1      --   See Exhibits 3.1 and 3.2 for provisions of the Amended and
               Restated Articles of Incorporation and Amended and Restated
               Bylaws of the Company defining the rights of holders of
               Common Stock of the Company
 4.2**    --   Form of Common Stock certificate of the Company
 5        --   Opinion of Holland & Knight LLP
10.1*     --   Employment Agreement dated as of July 1, 1996, between
               Daniel M. Bell and the Company
10.2*     --   Nonqualified Stock Option Agreement by and between the
               Company and Daniel M. Bell dated as of June 20, 1996
10.3*     --   Employment Agreement dated as of June 15, 1996, between
               David Bova and the Company
10.4***   --   Employment Agreement dated June 20, 1996, by and between
               Aeropharm Technology, Inc. and Anthony J. Cutie
10.5***   --   Option Agreement dated June 20, 1996 between Anthony J.
               Cutie and the Company
10.6*     --   Kos Pharmaceuticals, Inc. 1996 Stock Option Plan
10.7*     --   Promissory Note in favor of Kos Investments, Inc. dated July
               1, 1996
10.8*     --   Registration Rights Agreement dated as of June 30, 1996 by and between the Company, Kos Holdings, Inc. and Kos
               Investments, Inc.
10.9*+    --   Development Agreement by and between the Company and Fuisz
               Technologies Ltd.
10.10*+   --   Option/Licensing Agreement by and between the Company and
               Fuisz Technologies Ltd.
10.11*+   --   Development Agreement by and between the Company and Fuisz
               Technologies Ltd.
10.12*+   --   Option/Licensing Agreement by and between the Company and
               Fuisz Technologies Ltd.
10.13*+   --   License Agreement by and between the Company and
               Upsher-Smith Laboratories, Inc., dated February 7, 1997
10.14*    --   Oakwood Business Center Lease, dated May 2, 1991, between
               STS Buildings Associates, L.P. and the Company
10.15*    --   Oakwood Business Center Lease, dated May 15, 1990, between
               STS Buildings Associates, L.P. and the Company
10.16*    --   Modification and Extension Agreement, dated June 6, 1996,
               between STS Buildings Associates, L.P. and the Company
10.17*    --   Assignment and Second Modification of Lease Agreement, dated
               June 30, 1996, by and between Oakwood Business Center
               Limited Partnership and the Company
10.18*    --   Assignment and Second Modification of Loan Agreement, dated
               June 30, 1996, by and between Oakwood Business Center
               Limited Partnership and the Company
10.19*    --   Lease between Center Realty, L.P. and the Company, dated May
               1993
10.20*    --   Third Modification of Lease Agreement, dated November 21,
               1996, by and between Oakwood Business Center Limited
               Partnership and the Company
21*       --   Subsidiaries of the Company
23.1      --   Consent of Holland & Knight LLP (included in Exhibit 5
               above)
23.2      --   Consent of Arthur Andersen LLP
24        --   Power of Attorney (included on the signature page hereto)
27        --   Financial Data Schedule

---------------

  * Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-17991), as amended, filed with the Securities and Exchange Commission on December 17, 1997, and incorporated herein by reference.
 ** Filed as an exhibit to the Company's Registration Statement on Form 8-A
    (File No. 000-22171) filed with the Securities and Exchange Commission on February 25, 1997, and incorporated herein by reference.
*** Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 000-22171) filed with the Securities and Exchange Commission on September 2, 1997, and incorporated herein by reference.
  + Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Kos Pharmaceuticals, Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, State of Florida, on the 11th day of September, 1997.

                                          KOS PHARMACEUTICALS, INC.

                                          By:      /s/ DANIEL M. BELL
                                            ------------------------------------
                                            Daniel M. Bell, President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel M. Bell and Duncan H. Cocroft and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                          DATE
                  ---------                                    -----                          ----

             /s/ MICHAEL JAHARIS                       Chairman of the Board           September 11, 1997
---------------------------------------------
               Michael Jaharis

             /s/ DANIEL M. BELL                President, Chief Executive Officer and  September 11, 1997
---------------------------------------------  Director (Principal Executive Officer)
               Daniel M. Bell

            /s/ DUNCAN H. COCROFT                   Senior Vice President, Chief       September 11, 1997
---------------------------------------------          Administrative Officer
              Duncan H. Cocroft                    (Principal Financial Officer)

            /s/ JUAN F. RODRIGUEZ                            Controller                September 11, 1997
---------------------------------------------      (Principal Accounting Officer)
              Juan F. Rodriguez

                                                     Vice Chairman of the Board                   , 1997
---------------------------------------------
               Robert E. Baldini

              /s/ JOHN BRADEMAS                               Director                  August 27, 1997
---------------------------------------------
                John Brademas

             /s/ STEVEN JAHARIS                               Director                 September 11, 1997
---------------------------------------------
               Steven Jaharis

            /s/ LOUIS C. LASAGNA                              Director                 September 11, 1997
---------------------------------------------
              Louis C. Lasagna

              /s/ MARK NOVITCH                                Director                  August 28, 1997
---------------------------------------------
                Mark Novitch

         /s/ FREDERICK B. WHITTEMORE                          Director                 September 11, 1997
---------------------------------------------
           Frederick B. Whittemore



                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 5       --     Opinion of Holland & Knight LLP
23.1     --     Consent of Holland & Knight LLP (included in Exhibit 5
                above)
23.2     --     Consent of Arthur Andersen LLP
24       --     Power of Attorney (included on the signature page hereto)
27       --     Financial Data Schedule